UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Callon Petroleum Company
(Name of Registrant as Specified In Its Charter)

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2022 ANNUAL MEETING OF SHAREHOLDERS AND

PROXY STATEMENT

CALLON
PETROLEUM

Wednesday, May 25, 2022, at 9:00 a.m.
Hotel ZaZa Memorial City, Conversation Salon Room
Houston, Texas

ABOUT CALLON
Callon Petroleum is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.

Our Values

Responsibility	The safety of our employees, contractors and communities is of utmost importance – this is not negotiable. We recognize that we earn the right to operate every day by developing our assets responsibly and with respect for the environment. We focus on safety and protection of the environment in every operation, and all Callon representatives are authorized to “stop work” if these are at risk.

Integrity	We always strive to do the right thing and pride ourselves on being a preferred partner. We are consistently open, honest, ethical and genuine. We do what we say and are accountable for our actions.

Drive	Keenly focused on leading, we relentlessly challenge the status quo to meet and exceed our expectations for top-tier performance in all aspects of our business.

Respect	We value the ideas and contributions of all team members and show consideration and appreciation for one another. We recognize and embrace each other’s differences and work towards our common goals.

Excellence	Our business requires focused innovation and evaluation of new opportunities for resource extraction. We balance the application of new technologies and testing of new concepts with prudent risk management and thorough data analysis.

A JOINT LETTER FROM OUR CHAIR AND OUR CHIEF EXECUTIVE OFFICER
April 11, 2022
DEAR FELLOW SHAREHOLDERS,

On behalf of the Board of Directors of Callon Petroleum Company, we are pleased to invite you to our 2022 Annual Meeting of Shareholders, which will take place on May 25, 2022 at 9:00 a.m. Central Daylight Time (CDT), in the Conversation Salon Room of the Hotel ZaZa Memorial City, located at 9787 Katy Freeway in Houston, Texas.
Today we are filing the Notice of Annual Meeting of Shareholders and the Proxy Statement which describe the matters to be acted upon at the meeting. This year we are asking our shareholders to elect directors; approve, on a non-binding advisory basis, the compensation of our named executive officers; ratify the appointment of our auditors; and approve an amendment to our certificate of incorporation to increase the number of authorized shares of common stock.
This past year, we set several new financial records and achieved key strategic goals, all while maintaining a disciplined reinvestment model and expanding our inventory portfolio through the acquisition of assets in the Southern Delaware Basin. These outstanding achievements allowed us to dramatically improve the balance sheet and associated metrics measuring leverage during the year.
Our focus on maintaining the sustainability of our business has not wavered. We continue advancing our environmental, social and governance (“ESG”) initiatives and aligning ourselves with the changing investor norms as evidenced by our adoption of the Task Force on Climate-Related Financial Disclosures (“TCFD”) framework in our second sustainability report. Our team made important progress to reduce our carbon footprint through significant reductions in flaring and overall greenhouse gas (“GHG”) intensity. Given our substantial progress on this front, we are happy to present accelerated, and new, emission reduction goals in the pages that follow.
Your vote is important, and we encourage you to review this proxy statement and to vote promptly so that your shares will be represented at the meeting.
On behalf of everyone at Callon, we want to thank you, our valued shareholders, for your continued support of the work we do. We would also like to personally thank Larry McVay for his many contributions to the strategy, culture, and success of the Company. Larry will be retiring in May after serving as a Board member for 15 years, and we wish him well in his future endeavors.
Sincerely,

L. Richard Flury Chair of the Board

Joseph C. Gatto, Jr. President, Chief Executive Officer and Director

	L. Richard Flury Chair of the Board	Joseph C. Gatto, Jr. President, Chief Executive Officer and Director
We encourage you to read our 2021 Annual Report, which includes our financial statements as of and for the year ended December 31, 2021. Please also refer to the sections captioned “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our 2021 Annual Report for a description of the substantial risks and uncertainties related to the forward-looking statements included herein.
2022 PROXY STATEMENT      3

NOTICE OF ANNUAL
MEETING OF SHAREHOLDERS

Dear Shareholders,
You are invited to participate in the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Callon Petroleum Company (“Callon,” the “Company,” “us,” “we,” “our” or like terms), a Delaware corporation.

When
May 25, 2022, at 9:00 a.m. Central Daylight Time (“CDT")
Where
Hotel ZaZa Memorial City
Conversation Salon Room
9787 Katy Freeway
Houston, Texas 77024
We continue to monitor coronavirus (COVID-19) developments and the related recommendations and protocols issued by public health authorities and federal, state and local governments, and we are sensitive to the public health and travel concerns that our shareholders may have. In the event we determine it is necessary or appropriate to postpone or move the Annual Meeting to another location or hold the Annual Meeting virtually, we will announce this decision in advance in a press release and post details on our website, which will also be filed with the Securities and Exchange Commission.
Whether or not you plan to attend the Annual Meeting, please vote electronically via the Internet, by telephone, or by mail as soon as possible.

Voting Matters	Board Recommendation
Proposal 1: To elect three Class I directors to serve on our Board of Directors (the “Board”), each for three years.	FOR each of the Class I directors
See page 11
Proposal 2: To approve, on a non-binding advisory basis, the compensation of our named executive officers (“NEOs”).	FOR
See page 36
Proposal 3: To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.	FOR
See page 64
Proposal 4: To approve an amendment to our certificate of incorporation to increase the number of authorized shares of our common stock.	FOR
See page 66

We will also transact other business that may properly come before the Annual Meeting.
This Notice of Annual Meeting of Shareholders and the Proxy Statement provide further information on the Company’s performance and corporate governance and describe the matters to be presented at the Annual Meeting. The Board set March 30, 2022, as the record date (the “Record Date”) for the Annual Meeting. Holders of record of our common stock at the close of business on the Record Date are entitled to receive this notice of, and vote at, the Annual Meeting. A list of the names of shareholders entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for examination by any shareholder for any purpose germane to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., Central Time, at our headquarters at 2000 W. Sam Houston Parkway South, Suite 2000, Houston, TX 77042. This list will also be available for such purposes during the Annual Meeting at the place of the Annual Meeting or, in the event that the Annual Meeting is held virtually, at a website to be provided in the announcement notifying shareholders of the change in meeting format.
Beginning on or about April 11, 2022, we mailed an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to our holders of record. The Notice contained instructions on how to access the Proxy Statement and related materials on the Internet and how to enter your voting instructions. Instructions for requesting a paper copy of the proxy materials are contained in the Notice.
We thank you for your continued support and look forward to seeing you at the Annual Meeting.
By Order of the Board of Directors,

Michol L. Ecklund
Senior Vice President, General Counsel
and Corporate Secretary
Houston, Texas
April 11, 2022

By Internet or telephone following the simple instructions on the enclosed proxy card or voting instruction form

By mail mark, date and sign your proxy card, and return it in the reply envelope provided

YOUR VOTE IS IMPORTANT!
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders. This Proxy Statement and our 2021 Annual Report on Form 10-K are available at: www.viewproxy.com/ CallonPetroleum/2022. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, NY 10022
Banks and Brokerage Firms, please call:
(212) 750-5833
Shareholders, please call toll-free:
(888) 750-5834

4      CALLON PETROLEUM

2022 PROXY STATEMENT      5

2021 PERFORMANCE HIGHLIGHTS

41% Year-over-year increase in adjusted EBITDA(1)	141%
Callon is an independent oil and natural gas company focused on the acquisition, exploration, and development of high-quality assets in leading Texas oil plays located in the Permian and the Eagle Ford.
Our strong foundation spans over 70 years with an ongoing mission to build trust, create long-term value, and drive sustainable cash flow growth for our stakeholders.
Achieving our strategic objectives in 2021 allowed us to generate positive adjusted free cash flow that funded absolute debt reduction while we also advanced our environmental, social, and governance (“ESG”) initiatives. In 2021, we successfully executed our strategy and realized the following results:

Year-over-year operating margin growth

~$275 million
Adjusted free cash flow(1)

~$1 billion
Adjusted EBITDA(1)

~485 MMBoe Total proved reserves	96 MBoe/d
Full year average production

64%
Total oil production

~$300 million Year-over-year absolute debt reduction	~$210 million
Total gross proceeds from divestitures

59%
FY21 reinvestment rate(2)

î2x
Leverage ratio reduction

(1)Adjusted free cash flow is defined as adjusted EBITDA minus the sum of operational capital, capitalized interest, capitalized general and administrative expense and interest expense. Adjusted EBITDA is a non-GAAP financial measure. See Appendix A for a reconciliation of non-GAAP financial measures.
(2)The Company defines “reinvestment rate” as capital expenditures divided by cash flow from operating activities.
6      CALLON PETROLEUM

SUSTAINABILITY
Our focus on integrating sustainable business practices and achieving long-term results drives our business decisions. In alignment with these goals, our Board oversees the Company’s approach to ESG through our safety and environmental policies and performance, development of a positive corporate culture and an effective corporate governance program. The Board recognizes that ESG risks are interconnected with other business risks and opportunities, and thus regularly reviews salient ESG-related issues alongside other operational, financial, and strategic matters.
Our commitment to ESG is outlined in our second annual Sustainability Report, which we hope you will access on the Company’s website at www.callon.com/sustainability. The report highlights ESG performance in alignment with the frameworks set forth by the Sustainability Accounting Standards Board and the Task Force on Climate-Related Financial Disclosures.
CLIMATE RISK
At Callon, we share our stakeholders’ concerns about the risks and effects of climate change. We also recognize the potential impacts to our industry, including the evolving preferences of consumers and investors as well as increasing regulatory obligations. As concerned citizens and responsible operators, we are committed to diligently minimizing and mitigating our environmental impact while we work to responsibly meet the demand for affordable energy in the United States and beyond.
Our Board oversees our assessment of and response to climate risks, and each of our Board committees has a role in our climate-related risk strategies. The Nominating & ESG Committee has responsibility for overseeing and guiding the Company’s policies and performance relating to ESG matters, including assessment and monitoring of stakeholder concerns and emerging issues such as climate-related risks and opportunities. The Operations & Reserves Committee oversees operational performance relative to established environmental goals, and the Audit Committee oversees the Company’s risk related disclosures in compliance with regulatory requirements. The Compensation Committee is responsible for aligning executive compensation with strategic Company priorities, including environmental performance.
ENVIRONMENTAL INITIATIVES
In early 2021, we announced the adoption of meaningful medium-term emission reduction goals to reduce flaring and GHG emissions in our operations. After making substantial progress on our action plans throughout the year as described below, we were proud to present the following accelerated, and new, emission reduction goals earlier this year which have been linked to our executive compensation programs as described in the Compensation Discussion and Analysis beginning on page 38.

New and Accelerated Emissions Reduction Targets

End routine flaring by end of 2022 (accelerated by three years)(1)	50% reduction in GHG intensity by 2024 (targeting high end and accelerated by one year vs. previous goal)

Reduce all flaring to <1% by 2024	Reduce methane emissions to <0.2% by 2024(2)

(1)Routine flaring as defined by The World Bank (2)Methane emissions calculated as percent of gas produced

2022 PROXY STATEMENT      7

SUSTAINABILITY
To support advancement towards these goals, we completed several GHG reduction initiatives in 2021 that helped set our emissions strategy for 2022:
•    Developed a three-phase GHG reduction action plan that laid out the path towards achieving these goals as described in our 2020 Sustainability Report;
•    Completed the second series of field electrification projects in Eagle Ford and Delaware Basin, resulting in the removal of diesel generators and replacement of natural gas operated pneumatic control systems with instrument air;
•    Evaluated and secured additional secondary gas gathering options to provide flow assurance flexibility and mitigate third-party flaring risk;
•    Improved compressor reliability and natural gas treatment;
•    Completed field testing of both dual fuel and electric frac fleets; and
•    Completed field pilot test of "no-bleed" and air-actuated pneumatic devices to reduce methane emissions.
Through the addition of our secondary gas gathering options and our asset-wide mapping analysis of higher gas-to-oil ratio wells, we greatly reduced our total gas flared (calculated as flared gas as a percent of gas produced) by almost 50% in 2021, outperforming our own internal goals and allowing us to accelerate our flared gas target to less than 1% by 2024.
Our work on our 2021 initiatives, especially our efforts to reduce flaring, helped Callon achieve an 11% reduction in GHG emissions intensity across our legacy asset base, which helped offset the additional emissions that came with our acquisition of certain producing oil and gas properties in the Southern Delaware Basin, resulting in a net decrease for our overall GHG emissions intensity year over year.
To achieve our new GHG emissions goals as set forth above, Callon will be investing nearly $20 million into emission reduction projects in 2022 as we enter phase 3 of our GHG reduction action plan. These projects will include:
• Replacing the majority of natural gas operated pneumatic control systems in the Eagle Ford with instrument air and in the Permian with "no-bleed" systems, and completing the replacement of natural gas operated pneumatics by year-end 2023;
• Expanding field electrification across most of the remaining Eagle Ford asset to eliminate diesel generators;
•    Upgrading natural gas treatment facilities in the Delaware Basin to reduce flaring; and
•    Initiating replacement of natural gas driven compression with electric compression engines.
Our sustainable business practices also include managing biodiversity risk. We implement industry best practices throughout the lifecycle of our operations as it relates to biodiversity, including environmental site assessments prior to new construction, spill prevention measures during active operations, and responsible disposal of waste when our activities are complete. In 2021, we realized a record year for our land stewardship program with a reduction of 24% in our total fluid spill rate and 13% in hydrocarbon spill occurrences to the environment.

AIR	BIODIVERSITY

As part of our environmental program, Callon monitors and seeks to reduce greenhouse gas (GHG) and other emissions from our operations.	At Callon, we strive to be good stewards of the environment and minimize our impact in the areas where we operate.
11% reduction in legacy Callon GHG emissions intensity(1)	24% reduction in total fluid spill rate(3)
2% reduction in overall GHG emissions intensity	13% reduction in hydrocarbon spill occurrences
49% reduction in flare rate(2)

(1)Scope 1 GHG emissions intensity calculated, in accordance with EPA guidelines, as metric tons CO2e/thousand equivalent barrels produced, Callon standalone, excluding assets acquired in the Southern Delaware Basin in transactions that closed on October 1, 2021.
(2)Calculated as total gas flared as a percent of gas produced.
(3)Calculated as barrels of total fluids spilled/million barrels produced.
8      CALLON PETROLEUM

SUSTAINABILITY
HUMAN CAPITAL
At Callon, we recognize the importance of creating a culture in which our team members feel valued. At Callon, we develop more than energy resources. We also develop people. We foster an entrepreneurial environment where we empower employees and engage team members in decision-making at every level. Our experienced leadership team provides an excellent learning environment, with mentorship opportunities to accelerate professional growth.
In 2021, we advanced several initiatives to further opportunities for our employees:

Development and Training	Wellbeing

•Introduced a formal Employee Development Program, which provides employees the opportunity to advance their career ambitions, with an 83% participation rate
•Engaged company supervisors through regularly scheduled facilitated leadership training modules
•Expanded annual training hours by 69% for short service employees and by 50% for full time and contract workers

•Introduced the Callon Wellness Program, aimed at encouraging employees to complete a wellness check-up
•Provided personal finance training and increased participation in 401(k) program
•Organized several company-wide volunteer opportunities that supported team building and community engagement

EMBRACING DIVERSE BACKGROUNDS AND PERSPECTIVES
At Callon, we value the diversity of our employees and their contributions. We are firmly committed to fostering an inclusive environment and providing equal opportunity to all qualified persons. In 2021, our hiring program focused on expanding diversity in our candidate pool, resulting in 65% of new hires identifying as female, racially or ethnically diverse, or both.
RACIAL/ETHNIC DIVERSE EMPLOYEES IN 2021
COMMUNITY SUPPORT
Our focus on our stakeholders extends beyond our operations into the communities where we live. Through our community engagement program, our charitable giving is directed towards our core philanthropy pillars of education, community services, and the environment to uplift our communities. We are especially proud of our new collaborative partnership with Comp-U-Dopt that has allowed us to invest in the next generation by bringing much-needed computer equipment and STEM-focused technology programs to the remote areas of our operations that are under-resourced. We are also proud to be to a founding member of the Children's Assessment Center Lighting the Path Giving Society, whose work and community outreach programs help thousands of children and families heal from abuse.
CORPORATE GOVERNANCE
Our belief in the importance of diversity starts from the Board and is demonstrated by the continuous process of thoughtful board refreshment and leading corporate governance practices that ensures diversity of thought in the pursuit of sustainable value for all our stakeholders. Please see page 11 for more information about our recent board refreshment activities.

Diversity	Refreshment	Independence

One ethnically diverse and three female directors	Less than five years' tenure for nearly half the directors	Ten directors are independent and a non-executive director serves as chair of the Board
2022 PROXY STATEMENT      9

SUSTAINABILITY
We are also committed to high ethical standards and effective and sustainable corporate governance. We believe this commitment promotes the long-term interests of our shareholders, helps build public trust in our Company and strengthens Board and management accountability. We continually assess our governance principles to ensure that we are operating our business responsibly, ethically and in a manner aligned with the interests of our shareholders. More information about our approach to corporate governance can be found beginning on page 16.
As a demonstration of responsible corporate governance, our Compensation Committee has taken proactive steps in recent years to refresh our executive compensation programs to align with investor priorities for our industry and to formally incorporate ESG performance into management incentives. Our Compensation Discussion and Analysis (“CD&A”), beginning on page 38, provides additional information on governance practices for executive compensation.
10      CALLON PETROLEUM

Proposal 1 Election of Class I Directors
The Board recommends a vote FOR each of the Class I director nominees named in this Proxy Statement.
• Our director nominees provide experience and perspectives that enhance the overall strategic and oversight functions of Callon’s Board.
• For more information about the nominees’ experience, skills, and qualifications, please see page 14.

Board of Directors
2021 Governance Highlights
Board Refreshment
Callon’s Board of Directors is committed to thoughtful and responsible refreshment of the composition of the Board. During 2021, in recognition of the three board members who are scheduled to retire over the next three years starting in May 2022, the Board initiated a search to identify a potential addition to the Board to maintain and enhance the expertise needed to support company strategy and sustainable value creation for the long-term. With the support of a third-party search firm, the Board considered a wide range of candidates representing diverse personal and professional backgrounds. Following a thorough review and interview process, the Board appointed Mary Shafer-Malicki to the Board effective January 1, 2022. Ms. Shafer-Malicki is nominated in this Proxy Statement for election to a full three-year term by the shareholders, and her biography can be found on page 15.
In an unrelated development, in January 2022, S.P. “Chip” Johnson IV elected to voluntarily resign from the Board to focus on other professional endeavors. Mr. Johnson, the former Chief Executive Officer of Carrizo, had joined the Board following the closing of the merger with Carrizo in December 2019 and noted the successful integration of the two companies upon his departure from the Board.
Board Evaluations
During 2021, the Board engaged a third-party facilitator to conduct a fulsome board evaluation in support of its continuous improvement and succession planning objectives. Each director and certain members of senior management completed a written questionnaire and participated in a personal interview with the third-party advisor regarding the performance and effectiveness of the Board, its committees, and individual directors. At the conclusion of the process, the advisors delivered a comprehensive report to the Chair and subsequently presented their findings to the full Board of Directors. In addition, the Chair and the lead advisor met individually with each member of the Board to provide personal feedback and solicit reactions to the full report. The Board will use the results of the 2021 evaluation process to continue improving Board effectiveness as a part of its annual nomination process and for long-term succession planning initiatives.
Process for Selecting Directors
Director Identification and Selection
Criteria. The Nominating and ESG Committee (the “N&ESG Committee” has established guidelines for considering nominations to the Board. The N&ESG Committee evaluates nominees based on the potential contributions such nominee’s background and skills to corporate strategy, governance and creating sustainable value for shareholders as well as towards achieving the goal of a well-rounded, diverse Board that functions collegially as a unit. While not an exhaustive list, key criteria include:
•    Relevant industry knowledge and experience;
•    Complementary mix of backgrounds and experience in areas including business operations, finance, accounting, ESG, technology, human capital, and strategy;
•    Personal qualities of leadership, character, judgment and personal and professional integrity and high ethical standards;
•    Ability to exercise independent and informed business judgment;
•    Whether the candidate is free of conflicts and has the time required for preparation, participation, and attendance at meetings;
2022 PROXY STATEMENT      11

PROPOSAL 1
•    Diversity, including differences in viewpoints, background, education, gender, race or ethnicity, age, and other individual qualifications and attributes;
•    The ability to work with other members of the Board, the Chief Executive Officer (the "CEO"), and senior officers of the Company in a constructive and collaborative fashion to achieve the Company’s goals and implement its strategy; and
•    In the case of an incumbent director, such director’s past performance on the Board.
The N&ESG Committee and the Board may also consider other qualifications and attributes that they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board. The N&ESG Committee’s goal is to assemble a Board that brings to us a variety of perspectives and skills derived from high quality business and professional experience to perform its oversight role satisfactorily for our shareholders. In making its determinations, the N&ESG Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best represent shareholder interests through the active, objective, and constructive participation in meetings and the strategic decision-making processes.
Diversity. Our Corporate Governance Guidelines set forth our policy with respect to Board diversity. We are committed to building a diverse Board comprised of individuals from different backgrounds, including differences in viewpoints, education, gender, race or ethnicity, age, and other individual qualifications and attributes. To accomplish this, the N&ESG Committee requires that search firms engaged by the Company seek to present a robust selection of women and racially or ethnically diverse candidates in all prospective director candidate pools. The Board appointed Mary Shafer-Malicki as a member of the Board effective January 1, 2022, increasing the number of female directors on our Board to three directors.
Nominating Process. In making its nominations, the N&ESG Committee identifies nominees by first evaluating the current members of the Board willing to continue their service and any potential need to expand the Board to include additional expertise and prepare for succession. Current members with a record of quality contribution to the Board whose experience contributes to a complementary mix of backgrounds that enhance the Board are renominated. When vacancies become available, the N&ESG Committee may seek input from industry experts or engage third-party search firms to help source particular areas of expertise or backgrounds.
Retirement Policy. The Board believes that, regardless of age, experienced individuals may make a substantial contribution to the Company. However, the Board has adopted a retirement policy for independent directors. Under the policy, an independent director must retire in conjunction with the annual meeting of stockholders prior to his or her 75th birthday, except in special circumstances upon the request of a majority of the Board (not including the subject director). In accordance with the retirement policy, Larry D. McVay will retire from the Board effective as of the date of the Annual Meeting.
In 2021, the Board unanimously approved the renomination of Chair Flury as a Class III director in order to maintain near-term continuity in the Chair role, despite the fact that his term would extend beyond the board retirement age. Mr. Flury was re-elected to the Board at our 2021 Annual Meeting of Shareholders. The Board also agreed to appoint a special committee plan for long-term leadership succession on the Board, including plans to name a new chair no later than the expiration of Mr. Flury’s term in 2024.
Board Refreshment. Over time, the Board refreshes its membership through a combination of adding or replacing directors to achieve the appropriate balance between maintaining longer-term directors with deep institutional knowledge of the Company and adding directors who bring a diversity of perspectives and experience. As a reflection of this philosophy:

5/11 directors have tenures of five or fewer years.	10/11 directors are independent.
Voting Standard
Directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. This standard means the nominees for available directorships who receive the highest number of affirmative votes of the shares present, in person or by proxy, and entitled to vote, are elected. However, as described below, the Company has an additional requirement in uncontested director elections. The Company believes that this requirement ensures accountability and the opportunity for a positive mandate from the Company’s shareholders.
Our Corporate Governance Guidelines provide that any nominee for director who receives a greater number of votes “withheld” than votes “for” in an uncontested election (i.e., an election in which the number of nominees for election does not exceed the number of directors to be elected) is required to promptly tender his or her resignation for consideration by the N&ESG Committee and Board. Such resignation will only be effective upon Board acceptance of such resignation after receiving the
12      CALLON PETROLEUM

PROPOSAL 1
recommendation of the N&ESG Committee. The N&ESG Committee will consider any factors it deems relevant to the best interests of the Company and our shareholders in determining whether to accept the director’s resignation. The Board will consider the recommendation, make a determination as to whether to accept or reject such director’s resignation, and notify the director concerned of its decision as well as publicly disclose the Board's decision within 120 days following certification of the shareholder vote. Full details of this policy are set forth in our Corporate Governance Guidelines.
If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote on this proposal. All shares of common stock represented by proxies will be voted “FOR” the election of the director nominees, except where authority to vote in the election of directors has been withheld. Should the nominees become unable or unwilling to serve as a director at the time of the Annual Meeting, the person or persons exercising the proxies will vote for the election of substitute nominees designated by the Board, or the Board may choose to reduce the number of members of the Board to be elected at the Annual Meeting in order to eliminate the vacancy. Your proxy cannot be otherwise voted for a person who is not named in this Proxy Statement as a candidate for director or for a greater number of persons than the number of director nominees named. The Board has no reason to believe that the nominees will be unable or unwilling to serve if elected.

The Board recommends a vote FOR each of the three Class I director nominees.

2022 PROXY STATEMENT      13

PROPOSAL 1
Directors Nominated For Election
The Board currently consists of eleven directors. Consistent with our certificate of incorporation, the current Board is divided into three classes designated as Class I, Class II, and Class III, each with staggered, three-year terms. Based on the recommendations from the N&ESG Committee, the Board has nominated three Class I Directors, Michael L. Finch, Mary Shafer-Malicki, and Steven A. Webster, to stand for election or, in each case, until the election and qualification of their respective successors or until their earlier death, retirement, resignation or removal.
The following biographies reflect the particular experience, qualifications, attributes, and skills that led the Board to conclude that each nominee should stand for election to serve on the Board:
Class I Directors

Michael L. Finch
Former Chief Financial Officer (Retired) of Stone Energy Corporation

Michael Finch has served as a member of the Board since 2015. He spent nearly 20 years affiliated with Stone Energy Corporation, a publicly-traded oil and gas exploration company, from which he retired as Chief Financial Officer and a member of the Board of Directors in 1999. Prior to his service with Stone Energy, he was employed by Arthur Andersen & Co.
Since 2019, Mr. Finch has served on the advisory board of C.H. Fenstermaker & Associates. He was also an independent director of Petroquest Energy, Inc. a publicly-traded oil and gas company, from 2003 to 2016, where he served as Chair of the Audit Committee and as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.
Mr. Finch holds a B.S. in Accounting from the University of South Alabama and was licensed as a Certified Public Accountant (currently inactive).
SKILLS AND QUALIFICATIONS:
Mr. Finch’s extensive financial, accounting, and operating experience within the oil and gas industry are extremely valuable to the Board and qualify him as a director. In particular, Mr. Finch’s accounting background and status as a “financial expert” provide the Board valuable perspective on issues facing audit committees.

INDEPENDENT Age as of the Record Date 66 Director Since 2015 Callon Committees: Audit, Compensation
14      CALLON PETROLEUM

PROPOSAL 1

Mary Shafer-Malicki
Former Chief Executive Officer (Retired) of BP Angola

Mary Shafer-Malicki has served as a member of the Board since appointed in January 2022. Over a career spanning more than 25 years at BP, she held domestic and international leadership roles across the energy value chain. She served as Chief Operating Officer and General Manager for BP's operations in Angola from 2005 to 2009 and Director General for BP's operations in Vietnam from 2003 to 2005. Prior to this, she held various technical and operations leadership roles at BP including as the Business Unit Leader for BP's Central North Sea gas business, General Manager for support services to all of BP's Continental Shelf upstream operations, and President and General Manager for Amoco/BP's Dutch onshore and offshore production and gas storage operations in the Netherlands.
Ms. Shafer-Malicki has held numerous board positions at publicly traded companies during her career. She served as Chair of the Board of QEP Resources, Inc., prior to its merger with Diamondback Energy in March 2021. She was also previously a director at Wood plc, Ausenco Limited, and McDermott International, including when McDermott filed voluntary petitions for reorganization in the United States Bankruptcy Court for the Southern District of Texas in January 2020. She currently serves as a director of the University of Wyoming Foundation, as a member of industry advisory board for the Chemical Engineering department at the University of Wyoming, and as a member of the Strategic Advisory Council to the Dean of Engineering at Oklahoma State University.
Ms. Shafer-Malicki holds a B.S. in Chemical Engineering from Oklahoma State University.
SKILLS AND QUALIFICATIONS:
Ms. Shafer-Malicki brings valuable technical and operational experience across the energy value chain to our Board. In addition, her experience serving on the boards of several other public companies provides valuable perspective on corporate governance and strategic transactions. She also brings valuable leadership insight after having served as chair of a board and as chair of audit, compensation, and governance committees.

INDEPENDENT Age as of the Record Date 61 Director Since 2022 Callon Committees: Audit, Operations & Reserves

Steven A. Webster
Managing Partner at AEC Partners and Co-Founder of Carrizo Oil & Gas, Inc.

Mr. Webster was a co-founder of Carrizo for which he served as a director from 1993 and as its Chair of the Board from 1997 until December 2019, when Carrizo merged with the Company. Mr. Webster currently serves as the Managing Partner of AEC Partners, a private equity firm engaged in energy investment which was the successor to Avista Capital Partners, a private equity firm he co-founded in 2005 and for which he served as Co-Managing Partner. Prior to forming Avista, Mr. Webster served as Chair of Global Energy Partners, an affiliate of DLJ Merchant Banking and CSFB Private Equity, as CEO and President of R&B Falcon Corporation, and as Chair and CEO of one of its predecessor companies, Falcon Drilling Company, which he also founded. Mr. Webster has been a founder or seed investor in numerous other private and public companies.
He has held numerous board positions at publicly-traded companies and currently serves as a director of Oceaneering International, Camden Property Trust, and various private companies.
Mr. Webster holds an M.B.A. from Harvard Business School where he was a Baker Scholar. He also holds a B.S. in Industrial Management and an Honorary Doctorate in Management from Purdue University.
SKILLS AND QUALIFICATIONS:
Mr. Webster brings to the Board experience in, and knowledge of, the energy industry, business leadership skills from his tenure as chief executive officer of publicly traded companies and his over 30-year career in private equity and investment activities, and experience as a director of several other public and private companies.

INDEPENDENT Age as of the Record Date 70 Director Since 2019 Callon Committees: N&ESG, Operations & Reserves Other Current Directorships: Camden Property Trust Oceaneering International
2022 PROXY STATEMENT      15

CORPORATE GOVERNANCE
Directors Continuing in Office
Biographical information, including age as of the Record Date, for our directors continuing in office is set forth below. These individuals are not standing for re-election at this time:
Class II Directors

Matthew R. Bob
President of Eagle Oil and Gas; Managing Member of MB Exploration

Matthew Bob has served as a member of the Board since 2014. Mr. Bob currently serves as President of Eagle Oil & Gas Co., a privately-held, independent oil and gas E&P company, a position he has held since 2014. Mr. Bob is also the founder and managing member of MB Exploration, LLC and affiliated companies, which provide advisory services for exploration, development, and minerals, since 1994. Previously, Mr. Bob served as President of Hall Phoenix Energy LLC, a privately held oil and gas exploration company, from 2009 to 2011. Prior to forming MB Exploration, Mr. Bob was Chief Geophysicist at Pitts Oil Company. He began his career at Union Oil Company of California where he held various geological positions.
Mr. Bob currently serves as an independent director of Southcross Energy Partners, L.P., a natural gas processing and transportation company with operations in South Texas.
Mr. Bob holds a B.A. in Geology from St. Louis University and an M.S. in Geology from Memphis University, and is a graduate of Harvard University’s Executive Management Program. He is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Dallas Petroleum Club, and is a registered Geoscientist in the States of Texas, Mississippi and Louisiana.
SKILLS AND QUALIFICATIONS:
Mr. Bob’s extensive knowledge of the E&P industry and technical expertise are assets to the Board and qualify him as a director. His experience as a senior executive further strengthens the strategic and oversight functions of the Board. He is NACD Directorship Certified.

INDEPENDENT Age as of the Record Date 64 Director Since 2014 Callon Committees: Compensation (Chair), N&ESG, Operations & Reserves Other Current Directorships: Southcross Energy

Anthony J. Nocchiero
Former SVP and Chief Financial Officer (Retired) of CF Industries, Inc.

Anthony Nocchiero has served as a member of the Board since 2011. Mr. Nocchiero retired as Senior Vice President and Chief Financial Officer for CF Industries, Inc. in 2010. Earlier in his career, he held the roles of Vice President and Chief Financial Officer for Merisant Worldwide, Vice President and Chief Financial Officer of BP Chemicals, various financial and management positions at Amoco Corporation, including service as Amoco’s Vice President and Controller from 1998 to 1999.
Mr. Nocchiero has previous experience serving as a board member of various public and private companies, including Terra Nitrogen LP, Keytrade AG, Vysis Corporation and the Chicago Chamber of Commerce. He currently serves as a member of the National Engineering Council of Washington University in St. Louis.
Mr. Nocchiero holds a B.S. degree in Chemical Engineering from Washington University in St. Louis and an M.B.A. degree from the Kellogg Graduate School of Management at Northwestern University.
SKILLS AND QUALIFICATIONS:
Mr. Nocchiero’s broad financial, accounting and operating experience within the energy industry are valuable to the Board and make him a meaningful contributor as a director. Additionally, Mr. Nocchiero’s status as a “financial expert” and knowledge of public company reporting requirements add meaningful insights to the Board and Audit Committee.

INDEPENDENT Age as of the Record Date 70 Director Since 2011 Callon Committees: Audit (Chair), Compensation
16      CALLON PETROLEUM

CORPORATE GOVERNANCE

James M. Trimble
Former Chief Executive Officer and President (Retired) of Stone Energy Corporation

James Trimble has served as a member of the Board since 2014. Most recently, Mr. Trimble served as the interim Chief Executive Officer and President of Stone Energy Corporation, an independent oil and natural gas E&P company, from 2017 to 2018. Prior to that, Mr. Trimble served as Chief Executive Officer and President of PDC Energy, Inc., Managing Director of Grand Gulf Energy Limited, and President and Chief Executive Officer of Grand Gulf’s U.S. subsidiary Grand Gulf Energy Company LLC. Earlier in his career, Mr. Trimble was Chief Executive Officer of TexCal (formerly Tri-Union Development), Chief Executive Officer of Elysium Energy, and Senior Vice President of Exploration and Production for Cabot Oil and Gas.
Mr. Trimble currently serves as a director of Civitas Resources, Inc., a publicly-traded oil and gas exploration company. Previously, he served as Chair of the Board of Crestone Peak Resources LLC, a privately held oil and gas exploration company. Mr. Trimble has also served a director of Talos Energy Inc., Stone Energy Corporation, PDC Energy, C&J Energy Services, Seisgen Exploration, Grand Gulf Energy, and Blue Dolphin Energy.
Mr. Trimble was an officer of PDC Energy in September 2013, when each of the twelve partnerships for which the company was the managing general partner filed for bankruptcy in the federal bankruptcy court, Northern District of Texas, Dallas Division and was on the board of directors of C&J Energy Services when it filed for bankruptcy in the court of the Southern District of Texas, Houston Division in July 2016.
Mr. Trimble graduated from Mississippi State University where he majored in petroleum engineering for undergraduate (Bachelor of Science) and graduate studies. He is a Registered Professional Engineer in the State of Texas.
SKILLS AND QUALIFICATIONS:
Mr. Trimble’s deep knowledge of the E&P industry and his leadership experience at previous companies strengthen the strategic and oversight functions of the Board. His experience on the boards of several other public companies provides valuable perspective on best practices relating to corporate governance, management and strategic transactions.

INDEPENDENT Age as of the Record Date 73 Director Since 2014 Callon Committees: N&ESG (Chair), Compensation, Operations & Reserves Other Current Directorships: Civitas Resources, Inc.

2022 PROXY STATEMENT      17

CORPORATE GOVERNANCE
Class III Directors

Frances Aldrich Sevilla-Sacasa
Former Chief Executive Officer of Banco Itaú International

Ms. Aldrich Sevilla-Sacasa is a private investor and was Chief Executive Officer of Banco Itaú International, Miami, Florida, from April 2012 to December 2016. Prior to that time, she served as Executive Advisor to the Dean of the University of Miami School of Business from 2011 to 2012, Interim Dean of the University of Miami School of Business from 2011 to 2011, President of U.S. Trust Bank of America Private Wealth Management from 2007 to 2008, President and Chief Executive Officer of US Trust Company in 2007, and President of US Trust Company from November 2005 until June 2007. She previously served in a variety of roles with Citigroup’s private banking business, including President of Latin America Private Banking, President of Europe Private Banking, and Head of International Trust Business.
Ms. Aldrich Sevilla-Sacasa also serves on the boards of Camden Property Trust, where she chairs the nominating and corporate governance committee, and the Delaware Funds by Macquarie, where she chairs the audit committee.
Ms. Aldrich Sevilla-Sacasa holds a Bachelor of Arts Degree from the University of Miami and an M.B.A. from the Thunderbird School of Global Management.
SKILLS AND QUALIFICATIONS:
Ms. Aldrich Sevilla-Sacasa brings to the Board considerable experience in financial services, banking and wealth management. In addition, her experience as a former president and chief executive officer of a trust and wealth management company, and as a director of other corporate and not-for-profit boards has provided her with expertise in the area of corporate governance. Her designation as a “financial expert” and knowledge of public company reporting requirements add meaningful insights to the Board.

INDEPENDENT Age as of the Record Date 66 Director Since 2019 Callon Committees: Audit, Compensation Other Current Directorships: Camden Property Trust Delaware Funds by Macquarie

Barbara J. Faulkenberry
Former Major General, United States Air Force

Barbara Faulkenberry has served as a member of the Board since 2018. Ms. Faulkenberry retired from the U.S. Air Force in 2014 as a Major General (2-stars) after a 32-year career, finishing in the top 150 leaders of a 320,000-person global organization. Her last assignment was as Vice Commander (COO) and interim Commander (CEO) of a 37,000-person organization conducting all global Department of Defense air cargo, passenger, and medical patient movements with 1,100 military aircraft plus contracted commercial aircraft.
Ms. Faulkenberry also serves on the boards of Target Hospitality and USA Truck, Inc., where she served as Chair of the Technology Committee from 2016 to 2021, and now serves as Chair of the Strategy and Risk Committee.
Ms. Faulkenberry received a B.S. degree from the Air Force Academy in 1982, an M.B.A. from Georgia College in 1986, and a Master of National Security from the National Defense University in 1999. She has also attended strategic leadership courses at Harvard University, University of Cambridge, and Syracuse University.
SKILLS AND QUALIFICATIONS:
Ms. Faulkenberry brings to the Company senior leadership experience in the areas of supply chain management, logistics, strategic planning, risk management, technology, cyber security, and leadership development. Additionally, she is a NACD Board Leadership Fellow and earned the Carnegie Mellon/NACD CERT Certificate in Cybersecurity Oversight, both of which contribute to best practices in corporate governance and cyber security and provide great value to the Board. She has also completed the NACD Directorship Certification.

INDEPENDENT Age as of the Record Date 62 Director Since 2018 Callon Committees: Audit, N&ESG Other Current Directorships: Target Hospitality USA Truck, Inc.

18      CALLON PETROLEUM

CORPORATE GOVERNANCE

L. Richard Flury
Chair of the Board Former Chief Executive (Retired) for Gas, Power & Renewables of BP plc

Richard Flury has served as a member of the Board since 2004 and has served as Chair since 2017. He spent over 30 years with Amoco Corporation, and later, BP plc, from which he retired as Chief Executive for Gas, Power and Renewables in 2001. Prior to Amoco’s merger with BP in 1998, he served in various executive positions and was Chief Executive for Worldwide Exploration and Production and Executive Vice President of Amoco Corporation at the time of the merger.
Mr. Flury was a director of McDermott International, a publicly-traded engineering, procurement and construction company, including when it filed voluntary petitions for reorganization in the United States Bankruptcy Court for the Southern District of Texas in January 2020. Mr. Flury was a director and the non-executive Chair of Chicago Bridge and Iron Company, N.V., a publicly-traded engineering, procurement and construction company, until it merged into McDermott International in 2018. Previously, Mr. Flury was a member of the Board of QEP Resources, Inc., a publicly-traded oil and gas exploration company, from 2010 to 2015.
Mr. Flury graduated from University of Victoria with a degree in Honors Physics.
SKILLS AND QUALIFICATIONS:
Mr. Flury’s deep knowledge of the energy industry and years of executive and management experience provide him with valuable insights into the strategic issues affecting companies in the oil and gas industry that are helpful to the Company and Board. His service on the boards of other publicly-traded companies has provided him exposure to different industries and approaches to governance that we believe further enhances the Board.

INDEPENDENT Age as of the Record Date 74 Director Since 2004 Callon Committees: Audit, Compensation, N&ESG, Operations & Reserves (non-voting member of each)

Joseph C. Gatto, Jr.
President, Chief Executive Officer and Director

Joseph C. Gatto, Jr. is President, CEO and Director of Callon. Mr. Gatto was elected to the Board in 2018. He has served as the Company's CEO since 2017 and as President since 2016. Prior to his appointment as CEO, he served as Chief Financial Officer and Treasurer of the Company from 2014 to 2017, and held various other senior leadership positions within the Company since joining Callon in 2012.
Prior to joining the Company, Mr. Gatto served as Head of Structuring and Execution with Merrill Lynch Commodities from 2010 to 2011, as the founder of MarchWire Capital, LLC, a financial advisory and strategic consulting firm in 2009, and as a Managing Director in the energy investment banking groups of Merrill Lynch & Co. and Barclays Capital from 1997 to 2009.
Mr. Gatto graduated from Cornell University with a B.S. degree and The Wharton School of the University of Pennsylvania with an M.B.A. He currently serves on the board of directors for the American Production & Exploration Council and the Independent Petroleum Association of America.
SKILLS AND QUALIFICATIONS:
Mr. Gatto’s extensive experience in investment banking and the oil and gas industry make him a valuable addition to the Board. Additionally, Mr. Gatto’s leadership of the Company over the past five years and strong background in capital markets, mergers and acquisitions, strategic planning, and investor relations provide the Board with essential insight and guidance.

Age as of the Record Date 51 Director Since 2018
2022 PROXY STATEMENT      19

CORPORATE GOVERNANCE
Retiring Director
Biographical information, including age as of the Record Date, for Mr. Larry D. McVay, who is retiring from the Board effective as of the date of the Annual Meeting.

Larry D. McVay
Managing Director of Edgewater Energy, LLC

Larry McVay has served as a member of the Board since 2007. Mr. McVay has been a Managing Director of Edgewater Energy, LLC, a privately held oil and gas investment company, since 2007. From 2003-2006, he served as Chief Operating Officer of TNK-BP Holding, one of the largest oil producing companies in Russia. From 2000-2003, he served as Technology Vice President and Vice President of Health, Safety and Environment for BP plc. Prior to joining BP, Mr. McVay held numerous positions at Amoco, including engineering management and senior operating leadership positions.
Mr. McVay was a director of Linde plc, a publicly-traded industrial gas and engineering company until March 2022. Previously, Mr. McVay was a director of Praxair, Inc., an industrial gases company in North and South America, until Praxair, Inc. and Linde AG combined to create Linde plc in 2018. Additionally, Mr. McVay was previously a director of Chicago Bridge and Iron Company, N.V., a publicly-traded engineering, procurement and construction company, until it merged into McDermott International in 2018.
Mr. McVay earned a B.S. in Mechanical Engineering from Texas Tech University, where he was recognized as a Distinguished Engineer in 1995.
SKILLS AND QUALIFICATIONS:
Mr. McVay has been directly involved in nearly all aspects of the oil and gas industry, including drilling, production, finance, environmental, risk, and safety. We believe that this experience and his knowledge of the exploration and production industry, particularly in the Permian Basin, as well as his senior executive experience, service on other boards, and independence, provide valuable insight in the development of our long-term strategies and qualify him for service on the Board.

INDEPENDENT Age as of the Record Date 74 Director Since 2007 Callon Committees: Operations & Reserves (Chair), Audit, N&ESG
20      CALLON PETROLEUM

CORPORATE GOVERNANCE
Current Composition of the Board
The following table provides information with respect to the skills and experience of all current directors, including the Class I director nominees standing for re-election at the Annual Meeting.

Name	Frances Aldrich Sevilla-Sacasa	Matthew R. Bob	Barbara J. Faulkenberry	Michael L. Finch	L. Richard Flury (Chair)	Joseph C. Gatto, Jr.	Larry D. McVay(a)	Anthony J. Nocchiero	Mary Shafer-Malicki	James M. Trimble	Steven A. Webster
Age (on March 30, 2022)	66	64	62	66	74	51	74	70	61	73	70
Tenure (on March 30, 2022)	3	8	4	7	18	4	15	11	1	8	3
Gender Diversity	●		●						●
Racial/Ethnic Diversity	●
CEO/President Experience	●	●				●				●	●
Senior Executive Leadership	●	●	●	●	●	●	●	●	●	●	●
Outside Public Boards (current)	●		●							●	●
Outside Public Boards (prior)	●			●	●		●	●	●	●	●
E&P Industry Experience		●		●	●	●	●	●	●	●	●
Energy (Other than E&P) Industry Experience		●		●	●	●	●	●	●		●
Financial Expert	●			●				●
Financial Literacy	●	●	●	●	●	●	●	●	●	●	●
Financial Oversight/Accounting	●		●	●	●	●	●	●		●	●
Petroleum and Other Engineering							●	●	●	●
Geologist or Geophysicist		●			●
Government/Public Policy/Regulatory			●				●
HES Experience/Environmental							●		●	●
Strategic Advising	●	●	●		●	●	●	●	●	●	●
Investment Banking	●					●
Supply Chain			●				●		●
Technology/IT/Cybersecurity			●				●	●		●
(a)    Mr. McVay is retiring from the Board effective as of the date of the Annual Meeting.
2022 PROXY STATEMENT      21

CORPORATE GOVERNANCE
Director Compensation
The compensation of our non-employee directors is reviewed by the Compensation Committee and is approved by the Board. We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In determining director compensation, we consider the responsibilities of our directors, the significant amount of time the directors spend fulfilling their duties, and the competitive market for skilled directors.
Annually the Compensation Committee directly engages an independent compensation consultant to conduct an analysis of director compensation and recommend any adjustments to the total annual compensation of the non-employee directors. The consultant evaluates competitive market data, utilizing the same industry peer group used for executive compensation market data (see page 50).
In 2021, the Compensation Committee, with input from its compensation consultant FW Cook, recommended a decrease to non-employee director compensation to reflect challenged industry conditions and align with similar reductions to target compensation for the NEOs. The Compensation Committee also recommended a reallocation between the cash and equity components of director pay to align with general industry trends and increases to chair fees for the Compensation and Nominating & ESG committees in recognition of the expanded scope and complexity of those roles .
Upon recommendation from the Compensation Committee, the Board approved an overall reduction in non-employee director compensation for 2021 as well as changes to components of the package as follows:

Fee Type	2020 Compensation	2021 Compensation
Board Member Cash Retainer	$80,000	$95,000
Restricted Stock Unit ("RSU") Grant Value	$165,000	$120,000
Total Director Compensation	$245,000	$215,000
Chairmen Fees
Non-Executive Chair	$120,000	$120,000
Audit Committee Chair	$20,000	$20,000
Compensation Committee Chair	$15,000	$20,000
N&ESG Committee Chair	$15,000	$20,000
Operations & Reserves Committee Chair	$20,000	$20,000
The Company's director compensation program generally consists of cash retainers and an annual grant of RSUs awarded under the 2020 Omnibus Incentive Plan (the "2020 Plan"). The RSU grants are awarded to match competitive practices and encourage long-term alignment with shareholders. The RSUs vest on the first anniversary following the grant date, or on the date of the Company’s subsequent Annual Meeting, whichever occurs first.
Each non-employee director is reimbursed for reasonable out-of-pocket costs incurred to attend Board and committee meetings and for director education. If a member of the Board is an officer or other employee of the Company, he or she does not receive compensation for his or her service as a director.
Non-employee directors have the opportunity to make an annual election to defer some or all of their cash retainer or annual stock award pursuant to the terms of a deferred compensation plan for non-employee directors (the "Deferred Compensation Plan") until separation from service as a director. All deferrals under the plan are credited as phantom stock units of Callon common stock.
Callon's non-employee directors are subject to stock ownership guidelines of five times the annual cash retainer of $95,000. As of December 31, 2021, all non-employee directors were in compliance with the stock ownership policy, either through meeting the ownership requirement or by being within the transition period. For more information on the stock ownership guidelines, see page 50.
22      CALLON PETROLEUM

CORPORATE GOVERNANCE
The table below indicates the total compensation earned during 2021 for each non-employee director. In addition to his role as a director, Mr. Gatto also serves as the Company's President and CEO. His compensation is disclosed in the Summary Compensation Table.
NON-EMPLOYEE DIRECTOR COMPENSATION FOR 2021

Director	Fees Earned or Paid in Cash(a)		Stock Awards(b)		All Other Compensation	Total
Frances Aldrich Sevilla-Sacasa	$95,000	(c)	$118,940	(d)	$—	$213,940
Matthew R. Bob	$115,000	(e)	$118,940		$—	$233,940
Barbara J. Faulkenberry	$95,000	(c)	$118,940		$—	$213,940
Michael L. Finch	$95,000	(c)	$118,940		$—	$213,940
L. Richard Flury	$215,000	(f)	$118,940		$—	$333,940
S. P. Johnson IV(g)	$95,000	(c)	$118,940		$—	$213,940
Larry D. McVay	$115,000	(h)	$118,940		$—	$233,940
Anthony J. Nocchiero	$115,000	(i)	$118,940		$—	$233,940
Mary Shafer-Malicki(j)	$—		$—		$—	$—
James M. Trimble	$115,000	(k)	$118,940		$—	$233,940
Steven A. Webster	$95,000	(c)	$118,940		$—	$213,940
(a)Does not include reimbursement of expenses associated with attending Board and committee meetings and for board education.
(b)Amounts calculated utilizing the provisions of FASB ASC Topic 718. These amounts utilize a grant date fair value of $36.71 per share for the awards. The aggregate number of RSU awards outstanding as of December 31, 2021 for each director is 3,240, which RSUs are scheduled to vest on the earlier of either (i) May 14, 2022, or (ii) the date of the Company's 2022 Annual Meeting of Shareholders.
(c)Represents annual retainer of $95,000.
(d)Ms. Aldrich Sevilla-Sacasa elected to have her equity award deferred pursuant to the terms of the Deferred Compensation Plan.
(e)Represents annual retainer of $95,000 and an additional $20,000 for acting as Chair of the Compensation Committee.
(f)Represents annual retainer of $95,000 and an additional $120,000 for acting as the non-executive Chair of the Board.
(g)Mr. Johnson resigned from the Board effective January 5, 2022, and forfeited his unvested 2021 RSU grant.
(h)Represents annual retainer of $95,000 and an additional $20,000 for acting as Chair of the Operations & Reserves Committee.
(i)Represents annual retainer of $95,000 and an additional $20,000 for acting as Chair of the Audit Committee.
(j)Ms. Shafer-Malicki was appointed effective January 1, 2022, and did not earn compensation in 2021.
(k)Represents annual retainer of $95,000 and an additional $20,000 for acting as Chair of the N&ESG Committee.
2022 PROXY STATEMENT      23

CORPORATE GOVERNANCE
Director Independence
To minimize potential conflicts, it is a policy of the Board that a majority of the Board be independent. In accordance with the standards for companies listed on the New York Stock Exchange (the "NYSE") and the rules and regulations promulgated by the Securities and Exchange Commission (the "SEC"), as well as our Corporate Governance Guidelines, the Board considers a director to be independent if it has affirmatively determined that the director has no material relationship with the Company that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The Board revisits the independence of each director on an annual basis and makes independence determinations when a newly appointed director joins the Board between annual meetings. The Board reviewed the independence of its directors and nominees in accordance with the standards described above and affirmatively determined that each of the directors (other than Mr. Gatto) and nominees is independent.
Board Structure and Responsibilities
Governance Highlights
We are committed to effective and sustainable corporate governance, which we believe strengthens Board and management accountability, promotes the long-term interests of our shareholders, and helps build public trust in the Company. We adhere to our core values and governance principles to ensure that we operate our business responsibly, ethically, and in a manner aligned with the interests of our shareholders. Highlights of our commitment to strong corporate governance include the following:
•    Ten of our eleven directors are independent. Joseph C. Gatto, Jr., our President and CEO, is the only non‑independent member of the Board;
•    All Board committees are comprised entirely of independent directors;
•    An independent, non-executive director serves as the Company’s Chair of the Board;
•    The Company encourages a paced refreshment of the Board. Five of the eleven directors have joined within the last five years;
•    The Board includes a balance of experience, tenure, and qualifications in areas important to our business;
•    We have an over-boarding policy in place for directors;
•    The Board conducts regular executive sessions with our independent directors;
•    We regularly refresh our governance documents;
•    The Board and its committees conduct annual self-evaluations;
•    We have adopted stringent insider trading, anti-hedging, and anti-pledging policies;
•    We engage in active shareholder engagement practices;
•    The Board oversees environmental, social and governance practices;
•    The Board oversees succession planning for the CEO and other executive officer positions;
•    We engage an independent executive compensation consultant that reports directly to the Compensation Committee;
•    The Company adopted annual say-on-pay voting;
•    The Compensation Committee has implemented significant director and executive officer stock ownership guidelines;
•    We do not have employment agreements with any executive officers;
•    We have double-trigger change in control provisions in our severance agreements and equity awards;
•    We do not have a poison pill (shareholder rights plan); and
•We promote annual director education and are a NACD Corporate Board member.
24      CALLON PETROLEUM

CORPORATE GOVERNANCE
General Information
The Board is responsible for determining the ultimate direction of our business strategy, overseeing our governance policies and culture and promoting the long-term interests of the Company. The Board possesses and exercises oversight authority over our business but, subject to our governing documents and applicable law, delegates day-to-day management of the Company to our CEO and senior management. The Board generally fulfills its responsibilities through regular meetings to review significant developments affecting the Company and to act on matters requiring Board approval. Between regularly scheduled meetings, the Board may also hold special meetings, execute written consents, and participate in video or telephonic conference calls when an important matter requires Board action. During 2021, the Board met formally 13 times. All of our directors attended at least 75% of Board and committee meetings either in person or by telephone during the time he or she served on the Board or committees. In addition, to promote open discussion, the non-employee directors meet in executive session without management regularly. L. Richard Flury, the Chair of the Board, was selected to preside over all executive sessions during 2021. It is the policy of the Company that, to the extent possible, all directors attend the Company’s Annual Meetings of Shareholders. Each then-current member of the Board attended the Company's 2021 Annual Meeting of Shareholders.
The Board, in consultation with the N&ESG Committee, has determined that a classified board structure continues to be appropriate for us, particularly in an industry where a long-term strategic planning outlook is critical for the successful development of oil and natural gas resources through commodity price cycles. Our future success depends in significant part on the in-depth knowledge of our business and operations by our directors. We believe that a classified board, with responsible refreshment, promotes stability, continuity and experience among our directors, which is essential to developing and implementing long-term strategies, while resisting the pressure to focus on short-term results at the expense of enhancing long-term value and success.
Board Leadership Structure
One of the Board’s key responsibilities is determining the appropriate leadership structure for the Board, which helps ensure its effective and independent oversight of management on behalf of our shareholders. The Board believes that there is no one generally accepted approach to providing board leadership and given the dynamic and competitive environment in which we operate, the optimal board leadership structure may vary as circumstances warrant. Accordingly, the Board has no policy mandating the separation or combination of the roles of Chair of the Board and CEO, but periodically discusses and considers the structure as circumstances change. As such, the Board believes that it is in the best position to evaluate the needs of the Company and to determine how best to organize the Company’s leadership structure to meet those needs.

Our Board Leadership Structure

Separate roles for the CEO and for the Chair

Joseph C. Gatto, Jr.
Chief Executive Officer

L. Richard Flury
Chair of the Board

The role of our Chair is to oversee and ensure Board effectiveness. As Chair, Mr. Flury has the following responsibilities:

- Establishes Board meeting agendas and ensures critical issues are included.
- Chairs meetings of the Board and the Annual Meeting of Shareholders.
- Attends all Committee meetings as a non-voting member.
- Regularly consults with and advises the CEO on strategy and execution.
- Ensures that the flow of information provided to the Board is timely, complete, and accurate.
- Communicates with all directors on key issues and concerns outside of Board meetings.
- Assists the Board and executive officers in assuring compliance with and implementation of our governance principles.

With a board currently comprised of eleven directors, of whom ten out of eleven are independent

2022 PROXY STATEMENT      25

CORPORATE GOVERNANCE
Currently, the Board has separated the roles of CEO and Chair of the Board and appointed independent director Mr. Flury as Chair of the Board and Mr. Gatto as CEO.
The Board is currently comprised of eleven directors, of whom ten are independent. Mr. Gatto, the Company’s President and CEO, serves as an executive member of the Board. Independent directors and management generally have different perspectives and roles in strategy development. Our independent directors have backgrounds in the oil and gas industry or other relevant experiences which complement the CEO’s comprehensive, company-specific perspective. As the officer having primary responsibility for managing our daily operations and identifying strategic priorities, the CEO is best positioned to lead the Board through reviews of key business and strategy decisions. This dynamic effectively promotes the opportunity for a successful blend of our independent directors’ perspectives and oversight responsibilities and facilitates information flow and communication between senior management and the Board, which are both essential to effective governance.
Areas of Board Oversight
Board Risk Oversight
As an independent oil and gas company, we face a number of risks. The Board, as a whole and through its committees, generally oversees risk management and our long-term strategic direction, ensuring that risks undertaken by the Company are consistent with the Board’s risk tolerance. The Board leadership structure and our practice of a high degree of interaction between our directors and members of senior management facilitate this oversight function. Our executive officers regularly attend the Board meetings and are available to address any questions or concerns raised by the Board related to risk management and any other matters. Other members of our management team periodically attend Board meetings or are otherwise available to confer with the Board to the extent their expertise is required to address risk management matters. The information flow and communication throughout the year between the Board and senior management regarding long-term strategic planning and short-term operational reporting includes matters of material risk inherent in our business of developing oil and natural gas assets. The Board realizes, however, that it is not possible or prudent to eliminate all risk and that appropriate risk-taking is essential in order to achieve our near and longer-term objectives.
While the Board is ultimately responsible for risk oversight, the Board exercises additional risk oversight responsibilities through its committees, which are comprised solely of independent directors. Each such committee has primary risk oversight responsibility with respect to matters within the scope of its duties as contemplated by its charter and as described below.
Standing Committees of the Board of Directors
The Board has four standing committees, each of which is comprised entirely of independent directors. Each committee, discussed below in greater detail, has a written charter that establishes the responsibilities and scope of the committee and its Chair. Each committee charter was reviewed in 2021 and revised as deemed necessary by the Board.

BOARD OF DIRECTORS

The Audit Committee, among other duties, is charged with overseeing financial reporting, accounting integrity, and material risk exposures.
The N&ESG Committee focuses on issues relating to corporate governance, ESG matters, and Board and Committee composition. This Committee also assists the Board in fulfilling its oversight responsibilities with respect to succession planning for our directors and executive officers.

The Compensation Committee oversees the Company's compensation programs and reviews the potential risks that may result from our compensation policies to ensure they do not encourage unnecessary or excessive risk taking by management.
The Operations & Reserves Committee oversees the operations of the Company and the integrity of our reserve estimation reporting process.

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CORPORATE GOVERNANCE
Committees of the Board

Callon Committees
Name and Independence	Audit	Compensation	N&ESG	Operations & Reserves
Class I Directors (term expires in 2022)
Michael L. Finch Independent	○	○
Mary Shafer-Malicki Independent	○			○
Larry D. McVay(a) Independent	○		○	●
Steven A. Webster Independent			○	○
Class II Directors (term expires in 2023)
Matthew R. Bob Independent		●	○	○
Anthony J. Nocchiero Independent	●	○
James M. Trimble Independent		○	●	○
Class III Directors (term expires in 2024)
Frances Aldrich Sevilla-Sacasa Independent	○	○
Barbara J. Faulkenberry Independent	○		○
L. Richard Flury Independent Chair of the Board	☐	☐	☐	☐
Joseph C. Gatto, Jr. President and Chief Executive Officer
● Chair ○ Member ☐ Non-Voting Member
(a)    Mr. McVay is retiring from the Board effective as of the date of the Annual Meeting.
2022 PROXY STATEMENT      27

CORPORATE GOVERNANCE

Audit Committee
Anthony J. Nocchiero (Chair and Financial Expert)
Frances Aldrich Sevilla-Sacasa (Financial Expert)
Barbara J. Faulkenberry
Michael L. Finch (Financial Expert)
Larry D. McVay
Mary Shafer-Malicki
L. Richard Flury (non-voting member)

PURPOSE
The principal function of the Audit Committee is to assist the Board in overseeing the areas of financial reporting, accounting integrity, compliance, and risk management.
MEETINGS IN 2021
Six meetings; all members attended at least 75% of Audit Committee meetings during the time he or she served on the Audit Committee.

RESPONSIBILITIES
Pursuant to its charter, our Audit Committee functions in an oversight role and has the following purposes:
•    Overseeing the quality, integrity and reliability of the financial statements and other financial information we provide to any governmental body or the public;
•    Overseeing our compliance with legal and regulatory requirements;
•    Selecting and hiring (subject to ratification by our shareholders) the independent public accounting firm;
•    Overseeing the qualifications, independence and performance of the independent auditor;
•    Overseeing the effectiveness and performance of our internal audit function, internal accounting controls, disclosure controls and procedures, internal control over financial reporting and the internal auditors;
•    Establishing and overseeing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or audit matters, including the confidential, anonymous submission of concerns regarding such matters;
•    Assessing matters related to risk, risk controls and compliance, including oversight of the Company's hedging policy;
•    Producing the Audit Committee Report for inclusion in our annual proxy statement;
•    Reviewing and approving related party transactions; and
•    Performing such other functions the Board may assign to the Audit Committee from time to time, which currently includes overseeing matters related to cybersecurity and the security of information technology systems, including management’s plans, programs and policies designed to mitigate cybersecurity risks and third party reports on the information technology control environment.
The Audit Committee oversees our accounting and auditing procedures and financial reporting practices and is responsible for the engagement of and oversight of all audit work conducted by our independent registered public accounting firm. The Audit Committee conducts an annual evaluation of the firm’s independence and performance based on factors such as technical aptitude, responsiveness, and value for service, and provides feedback to firm leadership. The Audit Committee also oversees the periodic rotation of the lead audit partner from our independent registered public accounting firm, as required by SEC rules, and is directly involved in the selection of such partner. In late 2020 and early 2021, in preparation for the required rotation of Grant Thornton’s lead audit partner, the Audit Committee evaluated candidates for the lead partner role and made a recommendation to the firm based on relevant industry experience and personal traits.
The Audit Committee meets at least quarterly with our executive and financial management teams, internal auditor and our independent registered public accounting firm to review our financial information and internal controls systems. The independent registered public accounting firm reports directly to the Audit Committee and, if requested, meets with the Audit Committee in executive session without management representatives present. The Audit Committee has the authority to investigate any matters brought to its attention and to retain outside legal, accounting or other consultants if deemed necessary.
The Audit Committee oversees the fee structure of the independent registered public accounting firm and is required to pre-approve all audit, audit-related and non-audit services provided by the firm exceeding $25,000. The Audit Committee approved all of the fees described in Proposal 3.
Relationship with Independent Registered Public Accounting Firm
Management is responsible for establishing and maintaining internal controls over financial reporting and for assessing the effectiveness of those controls. The independent registered public accounting firm is responsible for performing independent audits of our consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) (United States) and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. Grant Thornton LLP has served as our independent registered public accounting firm since 2016. The Audit Committee evaluated and reaffirmed Grant Thornton LLP as our independent registered public accounting firm following the Carrizo Acquisition.
INDEPENDENCE
The Board has determined that all members meet the independence requirements of the SEC and NYSE rules and the financial literacy requirements of the NYSE. Members of the Audit Committee may not simultaneously serve on the audit committee of more than two other public companies.
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CORPORATE GOVERNANCE

Compensation Committee Matthew R. Bob (Chair) Frances Aldrich Sevilla-Sacasa Michael L. Finch Anthony J. Nocchiero James M. Trimble L. Richard Flury (non-voting member)
PURPOSE
The purpose of the Compensation Committee is to establish our compensation programs and oversee the alignment of our compensation with our business strategies.
MEETINGS IN 2021
Eight meetings; all members attended at least 75% of Compensation Committee meetings.

RESPONSIBILITIES
Pursuant to its charter, the Compensation Committee’s duties include the responsibility to assist the Board in:
•    Evaluating the performance of and establishing the compensation of the CEO;
•    Establishing, with input from the CEO, the compensation for our other executive officers;
•    Establishing and reviewing our overall executive compensation philosophy and approving changes to our compensation program;
•    Reviewing incentive compensation arrangements to confirm that executive compensation does not encourage unnecessary risk taking;
•    Administering our long-term incentive plans;
•    Reviewing and approving the CD&A for inclusion in our annual proxy statement;
•    Reviewing and recommending to the Board compensation for non-employee directors;
•    Retaining and overseeing compensation consultants, including the independence of the consultants;
•    Reviewing and approving performance criteria and results for bonus and performance-based compensation awards for executive officers and approving awards to those officers; and
•    Performing such other functions as the Board may assign to the Compensation Committee from time to time.
The Compensation Committee retains the services of an independent compensation consultant to assist in the annual review of market and industry data to assess our competitive position with respect to each element of total compensation and to assist with the attraction and retention of, and appropriate reward to, our CEO and other executive officers. Pursuant to applicable SEC and NYSE rules, the Compensation Committee has determined that no conflicts of interest exist or have existed related to the Compensation Committee’s engagement of FW Cook.
INDEPENDENCE
Consistent with the listing requirements of the NYSE, the Compensation Committee is composed entirely of independent members of the Board, as each member meets the independence requirements set by the NYSE and applicable federal securities laws.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Frances Aldrich Sevilla-Sacasa, Matthew R. Bob, Michael L. Finch, Anthony J. Nocchiero and James M. Trimble served on the Company’s Compensation Committee during fiscal year 2021, with L. Richard Flury attending meetings as a non-voting member. No member of our Compensation Committee is presently or has been an officer or employee of the Company. In addition, during the last fiscal year, no executive officer served as a member of the board or the compensation committee (or other board committee performing similar functions or, in the absence of any such committee, the entire board) of any entity in which a Callon Board member is an executive officer.
2022 PROXY STATEMENT      29

CORPORATE GOVERNANCE

Nominating & ESG Committee James M. Trimble (Chair) Matthew R. Bob Barbara J. Faulkenberry Larry D. McVay Steven A. Webster L. Richard Flury (non-voting member)
PURPOSE
The purpose of the N&ESG Committee is to oversee ESG matters; identify and recommend qualified candidates to the Board; assess director, Board and committee effectiveness; develop and implement our Corporate Governance Guidelines; oversee succession planning for the Board and executive officers; and otherwise take a leadership role in shaping the corporate governance of the Company.
MEETINGS IN 2021
Five meetings; all members attended at least 75% of N&ESG Committee meetings.

RESPONSIBILITIES
Pursuant to its charter, the N&ESG Committee’s duties include the responsibility to assist the Board in:
•  Overseeing ESG policies, performance and disclosure, as well as developing recommendations for the Board on emerging issues related to our industry;
•  Evaluating criteria for Board membership and identifying individuals qualified to become Board members, recommending nominees for election at the next annual meeting of shareholders, reviewing the suitability for continued service as a director of each Board member, and leading the search for qualified candidates to fill any Board vacancies;
•  Assessing the size and composition of the Board and its committees and recommending to the Board the members and chair for each Board committee;
•  Overseeing the development of succession and plans for the Board including overall Board and Committee composition and leadership;
•  Advising the Board and making recommendations regarding appropriate corporate governance practices and assisting the Board in implementing those practices, including periodically reviewing the adequacy of our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, and the various Board committee charters, and making recommendations for changes thereto to the Board;
•  Overseeing the annual self-evaluation of the performance of the Board and its committees;
•  Overseeing and approving plans for management continuity and succession;
•  Recommending to the Board a successor to the CEO when a vacancy occurs;
•  Reviewing directorships in other public companies held by or offered to directors or executive officers of the Company;
•  Overseeing continuing education for the Board; and
•  Performing other such functions as the Board may assign to the N&ESG Committee from time to time.
INDEPENDENCE
Each member of the N&ESG Committee meets the independence requirements of the NYSE and applicable federal securities laws.
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CORPORATE GOVERNANCE

Operations & Reserves Committee Larry D. McVay (Chair) Matthew R. Bob Mary Shafer-Malicki James M. Trimble Steven A. Webster L. Richard Flury (non-voting member)
PURPOSE
The purpose of the Operations & Reserves Committee is to assist the Board in its oversight of the Company's operations and its oversight of the integrity of the determination of our oil and natural gas reserve estimates.
MEETINGS IN 2021
Three meetings; all members attended at least 75% of Operations & Reserves Committee meetings during the time he or she served on the Operations & Reserves Committee.

RESPONSIBILITIES
The Operations & Reserves Committee was created to oversee the responsibilities of the Board relating to operations and reserves, including:
•Overseeing the Board’s participation in the review of the Company's performance related to production and development operations, including safety and environmental performance;
•Supporting the Company's management in driving continuous operational improvement and excellence;
•Reviewing and monitoring the Company's long-term resource development strategy and associated activity plans;
•Overseeing our reserve engineering reports and reserve engineering firm, including: (i) the integrity of our reserve reports, (ii) determinations regarding the qualifications and independence of our independent reserve engineering firm, and (iii) the performance of our independent reserve engineering firm; and
•Performing other such functions as the Board may assign to the Operations & Reserves Committee from time to time.
INDEPENDENCE
Each member of the Operations & Reserves Committee meets the independence requirements of the NYSE and applicable federal securities laws.
2022 PROXY STATEMENT      31

CORPORATE GOVERNANCE
Corporate Governance Matters
Corporate Governance Principles
The Board believes that sound corporate governance practices and policies provide an important framework to assist in fulfilling its duty to shareholders. The framework for our corporate governance can be found in our governance documents, which include:
•Corporate Governance Guidelines;
•Code of Business Conduct and Ethics; and
•Charters for the Audit, Compensation, N&ESG, and Operations & Reserves Committees.
In keeping with sound corporate governance practices, each of these documents is reviewed annually and is available on our website www.callon.com under the “About Callon - Governance” menu. Shareholders may obtain a printed copy, free of charge, by sending a written request to our Corporate Secretary at our principal executive office in Houston, Texas. Any amendments to these documents are promptly posted on our website.
Code of Business Conduct and Ethics
Our Code of Business Conduct and Ethics (the “Code”) sets forth the policies and expectations for Callon’s officers, employees and directors as well as consultants, representatives, agents, and contractors while acting on Callon’s behalf. The Code addresses a number of topics including conflicts of interest, compliance with laws, insider trading, prohibitions on discrimination and harassment, workplace safety and protection of the environment, and fair disclosure. In addition, the Code explicitly prohibits directors, officers and employees from engaging in hedging transactions in Callon stock. It also states that no corporate funds may be used for political contributions.
The Code meets the NYSE’s requirements for a code of business conduct and ethics and also includes a code of ethics applicable to our senior financial officers consistent with the requirements of the SEC. We intend to satisfy the disclosure requirements regarding any amendment to, or any waiver of, a provision of the Code by promptly posting such information on our website. Concerns about potential violations of the Code can be anonymously reported to our ethics helpline by calling 1-844-471-7637 or accessing the following website: callon.ethicspoint.com.
Environmental, Social and Governance
Callon’s mission is to build trust, create value and drive sustainable growth responsibly for our investors, our employees and the communities in which we operate. Consistent with this mission, the Board oversees the Company’s ESG programs with a focus on long-term, sustainable investments in our operations, team member development, and protecting the environment in the best interests of all of our stakeholders. The Board regularly addresses the Company’s efforts to continuously improve outcomes regarding workplace safety, environmental impact, team member diversity and workforce development. As described in more detail above beginning on page 11, the Board is also committed to effective and sustainable corporate governance, which we believe strengthens Board and management accountability, promotes the long-term interests of our shareholders, and helps build public trust in the Company.
Communication with Directors
Shareholders or other interested parties who wish to communicate with the full Board, independent directors as a group, or individual directors, may do so by sending a letter in care of the Corporate Secretary to our principal executive office located at 2000 West Sam Houston Parkway South, Suite 2000, Houston, Texas 77042. Our Corporate Secretary has the authority to discard any solicitations, job inquiries, advertisements, surveys or other inappropriate communications, but will forward any other mail to the named director or group of directors. Our Corporate Secretary will forward approved mail addressed to the full Board to the Chair of the Board who, if appropriate, will share the item with the full Board.
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CORPORATE GOVERNANCE
Board Evaluations
The N&ESG Committee, in consultation with the Chair of the Board, annually conducts a performance review of the Board and its committees. This annual evaluation process seeks to obtain each director’s assessment of the effectiveness of the Board, the committees and their leadership, Board and committee composition, and Board and management dynamics. See page 11 for a description of the board evaluation process for 2021.
Director Education
The Company sponsors an ongoing director education program that assists Board members in fulfilling their responsibilities. Training commences with an orientation program when a new director joins the Board. Ongoing education is provided through written materials, presentations in Board meetings, and training outside the boardroom. All Callon directors are members of the National Association of Corporate Directors and are provided an annual training allowance to pursue relevant director education programs.
2022 PROXY STATEMENT      33

EXECUTIVE OFFICERS
Executive Officer Biographies

Joseph C. Gatto, Jr.

President, Chief Executive Officer and Director
Joseph C. Gatto, Jr. has served the Company as Chief Executive Officer since May 2017 and as a Director since May 2018. Mr. Gatto joined the Company in April 2012 as Senior Vice President, Corporate Finance, with responsibility for our capital markets and strategic planning functions, in addition to investor relations activities. Effective March 31, 2014, Mr. Gatto was appointed Chief Financial Officer and Treasurer of the Company and in August 2016 was promoted to President while retaining the roles of Chief Financial Officer and Treasurer. In May 2017 he was promoted to Chief Executive Officer while retaining the role as President. Mr. Gatto was elected as a member of the Board of Directors in May 2018. Prior to joining Callon, Mr. Gatto was a Managing Director in the energy investment banking groups of Merrill Lynch & Co. and Barclays Capital from July 1997 until February 2009, with involvement in all phases of M&A and capital raising transactions for his clients. In February 2009, he founded MarchWire Capital, LLC, a financial advisory and strategic consulting firm, and subsequently served as Head of Structuring and Execution with Merrill Lynch Commodities, Inc. from January 2010 until November 2011. Mr. Gatto currently serves on the board of directors for the American Production & Exploration Council and the Independent Petroleum Association of America and as a member of the Contemporary Arts Museum Houston Board of Trustees. Mr. Gatto graduated from Cornell University with a B.S. degree and The Wharton School of the University of Pennsylvania with an M.B.A.

Kevin Haggard

Senior Vice President and Chief Financial Officer
Kevin Haggard has served the Company as Senior Vice President and Chief Financial Officer since May 2021. Prior to joining Callon, Mr. Haggard was Vice President and Treasurer of Noble Energy, Inc., an independent oil and natural gas E&P company, where he directed the company's global corporate finance and treasury operations, from 2016 to 2020. Before joining Noble Energy, Mr. Haggard served as Vice President, Finance and Treasurer of Trinity River Energy and held the same position at HighMount Exploration & Production. Prior to those roles, he served as Chief Financial Officer of SunCap Financial and as an investment banker with Credit Suisse. Mr. Haggard has more than 20 years of leadership experience across energy and finance. Mr. Haggard holds a Master of Management from the Kellogg School of Management at Northwestern University and a Bachelor of Science in Business Administration from Georgetown University.

Jeffrey S. Balmer

Senior Vice President and Chief Operating Officer
Dr. Jeffrey S. Balmer has served the Company as Senior Vice President and Chief Operating Officer since November 2018. Dr. Balmer has over 30 years of operations and subsurface leadership experience in the energy industry. Prior to joining Callon in November 2018, his most recent role was Vice President and General Manager, Southern Operating Area, for Encana Corporation, with responsibility for all of Encana’s upstream operations in the Permian Basin from 2015 to 2018. After joining Encana in 2008, he held various leadership roles including Vice President and General Manager, Western Operating Area, managing operations in the Eagle Ford, DJ, San Juan, Piceance and Wind River Basins, and Vice President, Emerging Plays. Prior to joining Encana, Dr. Balmer served in a variety of technical and operations leadership roles, including positions with ConocoPhillips, Burlington Resources and ExxonMobil Corporation. Dr. Balmer is a member of the board of directors of the Permian Basin Petroleum Association. He holds B.S. and Ph.D. degrees in Petroleum Engineering, in addition to an M.S. in Environmental and Planning Engineering, from Missouri University of Science and Technology (formerly University of Missouri – Rolla).

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EXECUTIVE OFFICERS

Michol L. Ecklund

Senior Vice President, General Counsel and Corporate Secretary
Michol L. Ecklund has served the Company as Senior Vice President, General Counsel and Corporate Secretary since February 2019 and as Vice President, General Counsel and Corporate Secretary from November 2017 to February 2019. Prior to joining Callon, Ms. Ecklund was Deputy General Counsel for Operations & Commercial Law at Marathon Oil Company, an independent E&P company, from October 2014 to October 2017, where she oversaw the legal team for global operations and acquisitions and divestitures as well as corporate communications. During her 15 years at Marathon Oil, Ms. Ecklund served in progressive positions within and outside the Law Organization including compliance, litigation, human resources, investor relations, corporate communications and tax. Prior to Marathon Oil, she practiced law at Baker Botts LLP in Houston. Ms. Ecklund currently serves as a member of the Rice University Board of Trustees, a director of the World Affairs Council of Houston, and a member of the Greater Houston Partnership's Executive Women's Partnership. Ms. Ecklund received a B.A. degree from Rice University and a J.D. degree from Harvard Law School.

Gregory F. Conaway

Vice President and Chief Accounting Officer
Gregory F. Conaway has served the Company as Vice President and Chief Accounting Officer since he joined Callon in December 2019 when Carrizo merged with the Company. Prior to joining Callon, Mr. Conaway served as Vice President and Chief Accounting Officer of Carrizo from 2014 to December 2019, as Controller of Financial Reporting from 2012 to 2014 and Assistant Controller from 2011 to 2012. Prior to that, Mr. Conaway worked for Ernst & Young, holding positions of increasing responsibility, including senior manager. Mr. Conaway began his career with Arthur Andersen in 1998. Mr. Conaway is a member of the American Institute of CPAs and the Texas Society of CPAs, and is treasurer of Faith West Academy Athletic Booster Club. Mr. Conaway is a CPA and holds an M.B.A. and a B.B.A. in Accounting from Angelo State University.

2022 PROXY STATEMENT      35

Proposal 2 Approve, on an Advisory Basis, the Compensation of the Company’s NEOs
The Board recommends a vote FOR the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement.
•  Provides performance-based and market-aligned pay opportunities that are intended to foster alignment, engagement, and retention of key talent to drive Company performance and long-term shareholder value.

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the related rules of the SEC, we are including in this Proxy Statement a separate proposal, which gives our shareholders the opportunity to approve the compensation of our NEOs by voting “FOR” or “AGAINST” the resolution below (commonly referred to as “Say-on-Pay”) on an annual basis. While the Board and the Compensation Committee intend to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.
The Board recognizes that executive compensation is an important matter for our shareholders. The Compensation Committee is tasked with the implementation of our executive compensation philosophy and, as described in detail in the CD&A below, the design of our executive compensation programs. Our executive compensation program is designed to attract, motivate and retain a qualified executive management team and to appropriately reward our executive officers for their contributions to the achievement of our short-term and long-term business goals and the creation and enhancement of shareholder value.
As described in the CD&A, we believe our compensation program is effective, appropriate and aligned with the long-term interests of our shareholders and that the total compensation package provided to the NEOs is reasonable and not excessive. As you consider this Proposal 2, we urge you to read the CD&A for a full description of our leading-edge executive compensation program. Further, in determining whether to approve this proposal, we believe that shareholders should also consider the following:
•    Performance-based compensation. Our executive compensation program seeks to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives. By design, a significant portion of our NEO compensation is performance-based, with variable pay comprising 85% percent of compensation opportunity for our CEO. Please review the CD&A for more information on how our 2021 compensation was linked to Company performance.
•    Pay practices reflect individual and market factors. The Compensation Committee considers the skills, experience and performance of each of our NEOs as well as competitive market data in setting annual compensation opportunities and directs our independent compensation consultant to provide peer group market data which serves as one of the considerations of compensation decisions.
•    “Double-trigger” severance agreements with fixed term. Change in control severance compensation agreements ("CIC Agreements") with our executive officers require an actual or constructive termination of employment before benefits are paid following any change in control.
•    Stock ownership guidelines. Each of the NEOs has been granted equity to provide the officer a stake in our long-term success. The purpose of the ownership requirement is to further our goal of increasing shareholder value by aligning the interests of our NEOs with those of our long-term shareholders.
•    Clawback Policy. The Compensation Committee maintains a comprehensive clawback policy (the "Clawback Policy") that establishes conditions under which the Committee may recoup previously-paid compensation in event of error, misconduct, or certain other circumstances.
•    Hedging policy. Our directors and executive officers are prohibited from entering into transactions in puts, calls and other derivative securities with respect to our securities and from engaging in short sales of our securities. We believe these activities are often perceived as involving insider trading and may focus the holder’s attention on our short-term performance rather than our long-term objectives.
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PROPOSAL 2
In light of the above and as more fully described in the CD&A, we believe that the compensation of our NEOs for 2021 was appropriate and reasonable and that our compensation programs and practices are sound and in the best interests of the Company and our shareholders. We therefore respectfully request that shareholders vote on the following resolution:
“RESOLVED, that the compensation paid to Callon’s NEOs, as disclosed in Callon’s 2022 Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and related footnotes and narrative disclosures) is hereby approved.”
The vote on this resolution is not intended to address any specific element of compensation, but rather the overall compensation of our NEOs and our compensation-related policies and practices as described in this Proxy Statement. As noted above, the vote solicited by this proposal is advisory in nature and its outcome will not be binding on the Company, the Board or the Compensation Committee, nor will the outcome of the vote require the Board or the Compensation Committee to take any action. The outcome of the vote will not be construed as overruling any decision of the Board or the Compensation Committee or creating or implying any additional fiduciary duty of the Board or the Compensation Committee. However, the Board and the Compensation Committee will carefully consider the outcome of the vote when considering future executive compensation arrangements. For a review of the results of the previous year's vote, which reflects overwhelming validation from our shareholders of our pay philosophy and approach, please see the “Role of Annual Say-on-Pay Advisory Vote” on page 40.
Notwithstanding the advisory nature of this vote, the foregoing resolution will be deemed approved with the affirmative vote of the holders of a majority of the stock having voting power present in person or represented by proxy at the Annual Meeting. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect of a vote cast against the proposal. Broker non-votes will not be counted as shares having voting power , and so will have no effect upon the outcome of the vote.

The Board recommends a vote FOR the compensation paid to the Company’s named executive officers.

2022 PROXY STATEMENT      37

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Callon’s Strategic Repositioning to Drive Sustainable Value
Decisive Actions to Reposition the Company
Over the past 24 months, the Board and management team took decisive steps to strategically reposition the Company. These steps demonstrated the Company’s proactive response to severe industry conditions and resulted in outstanding performance in 2021, highlighted below:
•Meaningful Stock Price Increase: Callon’s stock price was over 350% higher at year-end 2021 than year-end 2020 and was positioned at the 95th percentile relative to the constituents of the XOP energy index. At of the end of 2021, our stock price had increased by over 1,100% from its March 2020 low of $3.80.
•Step Change in Balance Sheet Strength: Callon reduced total debt by approximately $760 million (excluding cash consideration paid for acquisitions) in 2021 and reduced its leverage ratio by over 2x to achieve an exit leverage ratio of 2.3x(1).
•Record Financial Results: The Company generated net cash provided by operating activities of $974 million and adjusted free cash flow of approximately $275 million, net income of $365 million and annual adjusted EBITDA of approximately $1 billion in 2021, all of which represented record performance for the Company.
•Strategic Transaction: Callon closed on and integrated the acquisition of 35,000 net acres and approximately 18,000 Boe/d in the Southern Delaware Basin that was both accretive and deleveraging.
•Commitment to ESG: Callon established long-term GHG reduction goals in early 2021 which have since been accelerated following the achievement of a 11% reduction GHG Intensity on legacy assets in 2021. In addition, the Company improved gender diversity by 12% year-over-year and maintained safety performance above industry standards.
(1)     Reflects net debt as of December 31, 2021, to EBITDA for the last twelve months pro forma for the Delaware Basin South acquisition.
Changes to Executive Compensation Program Support our Sustainable Business Model
During 2021, the Compensation Committee (the “Committee”) undertook a holistic redesign of the Company’s executive pay programs to strengthen alignment with company strategy and investor priorities for creating a sustainable business model in the energy industry. Objectives of the refreshed framework include:
•A new annual bonus framework that prioritizes financial performance and ESG initiatives, eliminates traditional operational metrics, and caps payouts at target in the event of negative absolute total shareholder return (“TSR”);
•A long-term incentive (“LTI”) program that maintains a 60% weighting on performance-based LTI and manages equity dilution by adopting cash performance units tied to free cash flow and return on capital employed (“ROCE”) performance;
•Incentives that are directly aligned with shareholder outcomes by granting restricted stock units (“RSUs”) and incorporating relative and absolute TSR performance in the annual bonus program; and
•Incorporating ESG performance through 15% quantitative weighting in the annual bonus program plus a qualitative component tied to sustained progress toward GHG reduction targets.
In adopting the new framework, the Committee considered the heightened volatility in energy markets in recent years and aimed to adopt a pay mix that would lower the overall leverage in the program while providing greater transparency and predictability in order to enhance executive retention. Within the 2021 program, the Committee elected to reduce target pay levels for our senior officers in light of challenged industry conditions as follows:
•The target LTI value for the CEO was reduced by 17%, which lowered his total target compensation by 12%; and
•The target LTI value for the other NEOs was reduced by an average of more than 10%.
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EXECUTIVE COMPENSATION
Within the refreshed program, the Committee sought to align with key investor priorities for the energy industry including strong balance sheets, free cash flow generation, returns and ESG performance. It adopted a compensation structure that would balance near-term incentives linked to each of these investor priorities with long-term incentives to drive sustainable shareholder value creation. The balance across the mix of time horizons and incentive vehicles within the 2021 program is illustrated in the table below, and the specific incentive opportunities and metrics for each component are described in more detail in the sections that follow.

Investor Priorities
	Debt Reduction	Cash Flow	Returns	Stock Performance	ESG
Annual Cash Bonus Incentive (One year performance)	Net Debt / EBITDA(1)	Total Corporate Cash Margin	Cash Return on Capital Invested (“CROCI”)	TSR vs XOP(2) peers Absolute TSR (cap at target if negative)	Flaring Safety Spills Progress on 5-yr Emissions Target
LTIP (Three year performance)		Free Cash Flow (performance unit metric)	ROCE (performance unit metric)	Restricted Stock Units
Sustainability Implications (linkage of short-term program to long-term goals and incentives to drive sustainability)	Financial strength for durability through commodity price volatility	Revenue and cost management to support near-term cash flow; prudent capital allocation and reinvestment rate decisions to drive sustainable free cash flow over time	Transition from cash-based returns excluding DD&A (CROCI) to more earnings / profitability-based metric (ROCE) over time	Highlight imperative to compete for investor mindshare in an industry with varying capital deployment	Our license to operate and sustain investor, stakeholder and employee support in the near and long-term
(1)     Net Debt to EBITDA is calculated as the sum of total long-term debt less unrestricted cash and cash equivalents divided by EBITDA, as defined by the Company’s credit facility, inclusive of the pro forma effects of Material Acquisitions or Divestitures, as defined by the Company’s credit facility, as if they occurred on the first day of the trailing twelve-month period. See Appendix A for a reconciliation of non-GAAP financial measures.
(2)    Relative TSR performance will be determined relative to the companies in the S&P Oil & Gas Exploration & Production Select Industry Index (“XOP”) at the beginning of the year.
The Committee intended for the refreshed framework to provide longer-term continuity in program design. As planned, the core framework has been continued into 2022 with the addition of a long-term ESG factor linked to the Company’s publicly stated long-term GHG intensity goal. See page 48 for more information about the 2022 incentive program design.
Executive Pay Aligned with Shareholders
Realizable Compensation Demonstrates Alignment Between Pay and Performance
The Compensation Committee (referred to throughout the Compensation Discussion & Analysis as the “Committee”) designs our compensation programs to reward our CEO and other NEOs for delivering results consistent with the Company’s long-term strategic objectives and to align their interests with those of our shareholders. To do so, the Committee has adopted programs that are heavily weighted to “at risk” compensation delivered through annual cash incentives and long-term incentive awards. In addition to awarding “at risk” pay, to further align executives with the shareholder experience in early 2021 the Committee lowered target annual compensation for the CEO and NEOs by 12% and an average of 5%, respectively, to reflect the challenged market conditions.
The alignment between executive pay and performance is exemplified in our CEO's realizable annual 2021 compensation value at year-end, which reflects the Company’s strong execution and stock price recovery throughout the year:
2022 PROXY STATEMENT      39

EXECUTIVE COMPENSATION

CEO Target Annual Pay	12%

CPE 2021 Stock Price Performance	359%

CEO Target Pay vs. Realizable Pay(i) (2021)	143%

(i)2021 CEO realizable pay includes (i) actual amounts received for salary and 2021 annual bonus, (ii) the value as of December 31, 2021, of RSUs granted in 2021 based on the closing price of $47.25 per share of our common stock on the last trading day of 2021, and (iii) the value of 2021 cash CPUs as of December 31, 2021, based on performance to date.
Strong Compensation Governance
We believe our compensation program incorporates many sound practices, including the following:

What We Do	What We Don’t Do

• Substantial focus on performance-based pay
• Strong alignment with shareholder priorities through significant weighting on long-term incentives
• Review of peer group market data when establishing compensation
• Robust stock ownership guidelines for our NEOs and directors
• Clawback Policy applies in the event of error, fraud or misconduct
• Double-trigger change in control severance for both cash severance and equity vesting
• NO hedging or pledging of our stock • NO employment agreements • NO excessive benefits or perquisites • NO single trigger change in control benefits

Role of Annual Say-on-Pay Advisory Vote

We have historically received strong support from our shareholders for our executive compensation practices. In the advisory vote held at the Company's 2021 Annual Meeting of Shareholders, approximately 96% of the votes cast were in favor of our 2020 executive compensation programs. The Committee acknowledged the support received from our shareholders and viewed the results as an affirmation of our executive compensation policies and programs. The Committee will continue to review shareholder votes and feedback on our executive compensation programs to ensure alignment with shareholder interests.
Approximately 96% of the votes were cast in favor of our 2020 executive compensation programs
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EXECUTIVE COMPENSATION
Executive Compensation Philosophy
Our executive compensation program is designed to achieve the following objectives:
•Emphasize pay for performance, in which Company and individual performance against preset goals are inherently linked to the amount realized by an NEO;
•Attract and retain a qualified and motivated management team by offering industry competitive opportunities and providing the majority of NEO compensation in the form of long-term incentives that vest over a three-year period;
•Incentivize NEOs and appropriately reward them for their contributions to the achievement of our key short-term and long-term strategic objectives with variable compensation; and
•Align the compensation of our NEOs with the interests of our long-term shareholders by providing 60% of the LTI mix in the form of performance-based incentives and 40% in the form of RSUs.
Executive Pay Program and Decisions
2021 Named Executive Officers
Our named executive officers (“NEOs”) include the individuals who served as the Company's Chief Executive Officer or Chief Financial Officer during 2021, and the three other most highly compensated executive officers who were serving in such capacity at the end of 2021.
Our former Chief Financial Officer James P. Ulm II retired from the Company in May 2021, and Kevin Haggard was appointed Chief Financial Officer as of May 17, 2021. The Committee reviewed and approved Mr. Haggard’s initial compensation package as described in this CD&A and also authorized the Separation Agreement and Consulting Agreement between the Company and Mr. Ulm as described on page 60. Since Mr. Haggard and Mr. Ulm both served in the capacity of Chief Financial Officer during 2021, both are NEOs. Our NEOs for 2021 were:

NEO	Age	Title
Joseph C. Gatto, Jr.	51	President, Chief Executive Officer and Director
Kevin Haggard(i)	51	Senior Vice President and Chief Financial Officer
Jeffrey S. Balmer	57	Senior Vice President and Chief Operating Officer
Michol L. Ecklund	47	Senior Vice President, General Counsel and Corporate Secretary
Gregory F. Conaway	46	Vice President and Chief Accounting Officer
James P. Ulm, II(i)	59	Former Senior Vice President and Chief Financial Officer
(i)Mr. Ulm retired from the Company in May 2021. The Company named Kevin Haggard as Senior Vice President and Chief Financial Officer effective May 17, 2021.
2021 Incentive Compensation Program Supports Go-Forward Business Objectives
As part of its comprehensive review of the Company’s compensation structure in the first quarter of 2021, the Committee adopted a performance-based compensation program to align with investor priorities and drive sustainable results.
The program was heavily weighted to incentive-based compensation linked to financial and ESG performance for the NEOs, including Mr. Gatto as follows:
2022 PROXY STATEMENT      41

EXECUTIVE COMPENSATION
Base Salaries
We provide our employees, including the NEOs, with an annual base salary that is reflective of individual skills, experience and expertise to compensate them for their service throughout the year. The Committee evaluates our NEOs’ salaries and other components of their compensation to ensure that the NEOs’ total compensation is competitive relative to market practices and is consistent with the Committee’s compensation philosophy.
In early 2021, the Committee established base salaries for each of the NEOs as set forth in the table below with the input of the independent compensation consultant. The Committee did not increase base salaries for most of the executive team for 2021 in light of continued commodity price uncertainty related to the COVID-19 pandemic.

NEO	2020 Base Salary (Reinstated)	2021 Base Salary
Joseph C. Gatto, Jr.	$865,000	$865,000
Kevin Haggard	N/A	$450,000
Jeffrey S. Balmer	$510,000	$510,000
Michol L. Ecklund	$430,000	$430,000
Gregory F. Conaway	$295,000	$310,000
James P. Ulm, II	$500,000	$500,000
Note: The actual base salaries reported in the Summary Compensation Table for 2020 were lower than the 2020 base salary rate outlined above as our NEOs volunteered to have their base salaries reduced due to the challenging industry conditions starting in April 2020. As macro conditions improved, the Committee approved the reinstatement of base salaries effective in July 2020 for vice presidents and in October 2020 for the CEO and senior vice presidents.
Performance-Based Annual Cash Bonus Incentive
Each year, the Committee establishes an annual incentive bonus program that is designed to align NEO compensation with the annual business plan and strategic priorities for the year. In early 2021, the Committee approved the annual incentive compensation framework described below as part of its comprehensive redesign of the executive incentive compensation program to better align with investor priorities.
When establishing the annual bonus program for 2021, the Committee held the annual bonus target award opportunity flat for most of the NEOs as outlined below.

NEO	2020 Target Bonus Opportunity (% of Base Salary)	2021 Target Bonus Opportunity (% of Base Salary)
Joseph C. Gatto, Jr.	115%	115%
Kevin Haggard	N/A	90%
Jeffrey S. Balmer	95%	95%
Michol L. Ecklund	90%	90%
Gregory F. Conaway	70%	75%
Actual bonus awards under the program can range from 0 - 200% of target based on the achievement of pre-established performance metrics as described below. A 2021 annual bonus target was not established for Mr. Ulm due to his retirement in May 2021.
2021 Annual Bonus Metrics
In redesigning the Company’s annual bonus program, the Committee sought to more directly align executive compensation opportunities with investor and Company priorities for financial and ESG performance to support long-term value creation for shareholders. To achieve these objectives, the Committee established a 2021 annual bonus program that would:
•Focus on pay-for-performance by maintaining 80% weighting on quantitative metrics;
•Prioritize financial results by increasing the financial metric weighting to 65% and eliminating traditional operational metrics from the program;
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EXECUTIVE COMPENSATION
•Align incentive payouts with the shareholder experience by including a relative TSR comparison to the XOP energy index and capping bonus payouts at target if absolute TSR was negative for the year; and
•Support our sustainability objectives by introducing a quantitative ESG category (weighted 15%) and aligning with long-term ESG objectives within the qualitative component of the program.

	Objective	Description	Weighting
Quantitative Objectives - Financial (65%)	Net Debt/Adjusted EBITDA(i)	Measure of our ability to cover our debt, which is impacted by cash flow, and ensures focus on a strong balance sheet	20%
	Cash Return on Capital Invested(ii)	Measure of total corporate returns on capital	20%
	Total Corporate Cash Margin(iii)	Measure of annual cash generation that captures all critical elements of revenue generation and expense control initiatives	15%
	TSR vs. XOP Peers	Measure of competitiveness of shareholder return relative to competing investor alternatives	10%
Quantitative Objectives - ESG (15%)	Environmental - Flaring Intensity (volumes flared / gas produced)	Measure of one component of GHG emissions that represents potential lost revenue due to flaring	5%
	Safety - Total Recordable Incident Rate (“TRIR”)	Measure of rate of injuries within our workforce	5%
	Environmental - Spill Rate	Measure of impact to the environment from spills relative to production	5%
Qualitative Objectives (20%)	Other key organizational mandates	Measure of our success relative to key objectives tied to strategy execution, asset disposition goals, long-term GHG emissions reduction, diversity and development initiatives, inventory delineation, and management of unforeseen industry events	20%
(i)    Net Debt to EBITDA is calculated as the sum of total long-term debt less unrestricted cash and cash equivalents divided by EBITDA, as defined by the Company’s credit facility, inclusive of the pro forma effects of Material Acquisitions or Divestitures, as defined by the Company’s credit facility, as if they occurred on the first day of the trailing twelve-month period. See Appendix A for a reconciliation of non-GAAP financial measures.
(ii)    Cash Return on Invested Capital is defined as Adjusted EBITDA / (average total debt + average stockholders’ equity).
(iii)    Total Corporate Cash Margin is adjusted free cash flow plus operational capital expenditures.
For the financial elements of the program, the Committee selected metrics to align with evolving investor priorities for the energy industry including strong balance sheets, capital discipline, and positive free cash flow, all of which support a pathway to potential returns of capital. In addition, the Committee incorporated a relative total shareholder return metric that compared the Company’s stock price performance for the year to those of representative companies across the energy value chain as represented in the XOP index.
To establish the threshold, target and maximum goals for each metric, the Committee sought to align the goals with publicly stated guidance for the year and then considered sensitivities for key operational inputs, asset dispositions, and commodity prices (assuming a 15% downside pricing case and a 20% upside pricing case), to arrive at a range of potential outcomes. In each instance, the Committee adopted an expanded upside range to align maximum goals with “stretch” performance.
2021 Performance Results
After the close of the 2021 calendar year, the Committee assessed the Company’s and the NEOs’ annual performance overall and relative to the frameworks established for the annual incentive compensation program. As summarized in the table below, 2021 Company results exceeded the maximum goal for each of the quantitative financial metrics, including achievement of a total shareholder return that outperformed 95% of the companies in the XOP energy index. With respect to the other quantitative financial metrics, the Committee noted that the Company’s 2021 outperformance reflected strong operational execution as well as multiple accretive transactions including the Delaware Basin South acquisition, asset dispositions of $210 million, and the equitization of nearly $200 million in debt. The Company also met or exceeded target performance for each of the 2021 quantitative ESG goals.
2022 PROXY STATEMENT      43

EXECUTIVE COMPENSATION

Quantitative Objective	Weighting	Threshold	Target	Max	Actual Results 12/31/2021	Performance Factor	Funding Level
Net Debt/Adjusted EBITDA(i)	20%	3.9x	3.5x	3.0x	2.3x	200%	40%
Cash Return on Cash Invested(ii)	20%	18.0%	20.0%	22.5%	25.3%	200%	40%
Total Corporate Cash Margin(iii)	15%	$15.50	$17.00	$19.00	$22.43	200%	30%
TSR vs. XOP	10%	P30	P50	P90	P95	200%	20%
ESG
TRIR	5%	N/A	0.62	N/A	0.62	100%	5%
Spills (Bbl/MMBoe)	5%	N/A	<50	N/A	29	100%	5%
Gas Flaring (Mcf/Bbl)	5%	N/A	<3.2%	N/A	2.1%	100%	5%
Total Quantitative	80%						145%/80%
(i)    Net Debt to EBITDA is calculated as the sum of total long-term debt less unrestricted cash and cash equivalents divided by EBITDA, as defined by the Company’s credit facility, inclusive of the pro forma effects of Material Acquisitions or Divestitures, as defined by the Company’s credit facility, as if they occurred on the first day of the trailing twelve-month period. See Appendix A for a reconciliation of non-GAAP financial measures.
(ii)    Cash Return on Invested Capital is defined as Adjusted EBITDA / (average total debt + average stockholders’ equity).
(iii)    Total Corporate Cash Margin is adjusted free cash flow plus operational capital expenditures.
When determining the weighted contribution for the qualitative component of the program for 2021, the Committee considered the Company’s and management’s performance overall and relative to the qualitative performance factors set forth in the table below. The Committee determined that the management team met or exceeded expectations relative to the established qualitative goals and commended the management team's significant progress on financial and strategic initiatives during the year. In particular, the Committee considered the following noteworthy achievements for 2021:
•Reduction of Callon's leverage ratio by over 2x, to achieve an exit leverage ratio of 2.3x(1);
•Achievement of multiple financial records for the Company including net income of $365.2 million, annual adjusted EBITDA of $999 million(2) and adjusted free cash flow of $274 million(2);
•Execution and integration of the Delaware Basin South acquisition and closing of $210 million in credit-enhancing asset dispositions;
•Significant progress made toward the Company’s long-term GHG emissions reduction goals, which culminated in the announcement of an acceleration of those goals in February 2022 (see page 7);
•Addressing pandemic-related workplace challenges; and
•CPE stock price was over 350% at year-end 2021 than year-end 2020.
(1)     Reflects net debt as of December 31, 2021, to EBITDA for the last twelve months pro forma for the Delaware Basin South acquisition.
(2)     Adjusted free cash flow is defined as adjusted EBITDA minus the sum of operational capital, capitalized interest, capitalized general and administrative expense and interest expense. Adjusted EBITDA is a non-GAAP financial measure. See Appendix A for a reconciliation of non-GAAP financial measures.
In considering these qualitative factors for 2021, the Committee elected to fund the qualitative component of the annual bonus program at 30% (above the target of 20%).
44      CALLON PETROLEUM

EXECUTIVE COMPENSATION

Goals	Results
Progress on long-term GHG emission targets
•  >10% reduction in GHG intensity (including Primexx)
•  Completed assessment of current methane intensity profile and now executing plan for 2022/2023
•  Tangible progress made toward accelerating timeline for initial reduction targets

Diversity and development initiatives	• Initiated company-wide employee development program with >80% engagement • Improved gender diversity >12% YOY
Inventory delineation/framework for testing	• Completed rigorous inventory assessment with coordinated effort from subsurface technology, asset development, and reserves teams • Instituted protocol for regular reassessments
Ongoing evaluation of strategic options within a maturing industry environment	• Closed and integrated strategic Primexx transaction • Closed asset dispositions of $210MM (target of $125MM - $225MM) at valuations that benefited pro forma credit metrics
Management of unforeseen industry events
•  Safely managed response to unprecedented Winter Storm Uri in February 2021 and avoided long-term impacts to production
•  Quickly implemented multiple initiatives to address Texas Railroad Commission limitations on salt water disposal

2021 Annual Incentive Compensation Payouts
Based on the Committee’s assessment of 2021 performance relative to the pre-established annual bonus programs as described above, the Committee awarded annual incentive compensation payouts of 175% of target for the NEOs. Accordingly, individual bonus payouts for 2021 were as follows:

NEO	Payout as a % of Target	2021 Annual Bonus
Joseph C. Gatto, Jr.	175%	$1,740,812
Kevin Haggard	175%	$708,750
Jeffrey S. Balmer	175%	$847,875
Michol L. Ecklund	175%	$677,250
Gregory F. Conaway	175%	$406,875
Mr. Ulm was not eligible to receive a 2021 annual incentive compensation payout due to his retirement from the Company in May 2021.
Annual Award of Long-Term Incentives
In early 2021, the Committee approved the long-term incentive framework outlined below as part of the redesign of the executive compensation program to better align with investor priorities for the energy industry. The Committee sought to accomplish the following objectives with the revamped LTI program:
•Focus on pay-for-performance by maintaining 60% weighting on performance-based LTI;
•Align compensation with company strategy and shareholder priorities of free cash flow and ROCE to drive sustainable value creation;
•Manage equity dilution by delivering a portion of the long-term incentive program in cash; and
•Provide direct alignment with shareholders by providing a portion of the program in Restricted Stock Units.
2022 PROXY STATEMENT      45

EXECUTIVE COMPENSATION
Accordingly, the Committee adopted a 2021 long-term incentive program that incorporated two elements:

LTI Vehicle	Weighting	Objective
Cash Performance Units (Three-year Cliff Vest)	60%	• Reward for adjusted free cash flow generation • Align with long-term Return on Capital Employed results
Time-Based RSUs (Three-year Ratable Vest)	40%	• Create direct alignment with shareholder interests • Provide direct retention incentives for our executives
For the grant of LTI awards to executive officers, the Committee considers market analysis and the advice of its independent compensation consultant to determine the program design and target award amounts. For 2021, the Compensation Committee elected to reduce target LTI levels for the NEOs in recognition of challenged industry conditions as reflected in the following table:

NEO	2020 Target Value(a)	2021 Target Value(a)	% Reduction
Joseph C. Gatto, Jr.	$4,697,000	$3,900,000	-17%
Kevin Haggard	N/A	$1,462,500	N/A
Jeffrey S. Balmer	$2,219,000	$1,941,625	-12.5%
Michol L. Ecklund	$1,398,000	$1,223,250	-12.5%
Gregory F. Conaway	$516,000	$477,300	-7.5%
(a)    Represents the intended target value of the awards, which is different from the grant date fair value computed in accordance with FASB ASC Topic 718 as reported in the Summary Compensation Table. The methodology adopted by the Committee for awarding LTI equity awards uses the 20-day average closing price of Callon stock as of the grant date to determine the number of RSUs granted.
The target LTI values were delivered to each NEO as a grant of RSUs for 40% of the target value and grant of cash performance units ("CPUs") for 60% of the target value as described in more detail below. A 2021 LTI target value was not established for Mr. Ulm due to his retirement in May 2021.
RSU program
In 2021, the Committee awarded NEOs with time-based RSUs that will vest annually in one-third increments beginning on April 1, 2022, provided the NEO continues to be employed on the vesting dates. The RSUs will be settled in shares of the Company’s common stock.
Cash Performance Units
In 2021, the Committee adopted a new long-term incentive vehicle in the form of CPUs. The CPUs were designed to align with long-term investor priorities of free cash flow generation and return on capital employed while managing the Company’s equity dilution. The CPUs will vest subject to achievement of the performance targets described below, and the NEO's continued employment through the vesting date.
Each CPU has a target value of $1 and will pay out in cash within the range of 0-200% of target based on Company results relative to pre-established performance targets for the 2021-2023 calendar years. The value of the awards will be determined by (i) our adjusted free cash flow performance over three, one-year performance periods relative to annual goals established by the Committee and (ii) a cap on the final payout opportunity based on our three-year average ROCE performance including a maximum payout of 75% of target if three-year ROCE is less than 10 percent. The following table summarizes the performance components of the CPU vehicle:

Objective	Description	Measurement	Payout Opportunity
Adjusted Free Cash Flow	Key investor priority providing a clear path to absolute debt reduction and cash return to shareholders over time	Three, one-year performance periods	Ranges from 0% to 200% based on achievement against threshold, target, and max goals
Return on Capital Employed	Returns based measure that includes a proxy for ongoing reinvestment in the business (DD&A) and provides comparison to cost of capital. Bottom line profits focus allows for comparability to cost of capital and across sectors.	Three-year average	Caps the payout opportunity based on performance
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EXECUTIVE COMPENSATION
2020 Transition and Retention Incentive Awards
During the third quarter of 2020, as the Company and industry confronted the challenges of the global COVID-19 pandemic and world oil price collapse, the Committee, supported by the advice of its independent compensation consultant, adopted a one-time, performance-based transition cash incentive program (the “2020 Cash Incentive Awards”) to support the retention of our officers.
At that time, our executives had limited retention incentives in place. Due to relatively short tenures in their roles (on average, the NEOs had been in their roles for approximately two years), no NEO had participated in a full three-year incentive compensation cycle. Further, the retention value of outstanding incentive awards was meaningfully below targeted values due in part to macro factors outside of executives’ control including the significant decline in commodity prices in 2020 and the shift in investor capital away from the energy industry that further reduced stock prices. In addition, our NEOs had voluntarily agreed to reduce their base pay by 15-20% in response to the challenged commodity pricing environment of 2020.
By third quarter 2020, the Committee had initiated a full redesign of the Company’s compensation program to better align with investor priorities while also enhancing retention incentives for executives. In the interim, it was a priority for the Board to ensure continuity of the management team to lead the Company through the challenges and financial pressures caused by commodity price volatility and to preserve the integration and synergy gains achieved for shareholders following a December 2019 corporate merger. Accordingly, the Committee sought to ensure there were medium-term retention incentives in place for the executive team as the Company transitioned to the revamped compensation program by implementing the one-time 2020 Cash Incentive Award program.
The Committee designed the 2020 Cash Incentive Award program to align with the investor priority of generating sustainable free cash flow to fund operational activities and strengthen the balance sheet. Under the self-funded transitional incentive program, officers were eligible to receive quarterly cash awards from a pool equal to 2.5% of the Company’s positive adjusted free cash flow (excluding non-recurring items) for the six quarters between third quarter 2020 through the end of 2021. The targeted award amounts were established to align with the Committee's retention objectives, and each NEO’s 2020 Cash Incentive Award opportunity was based on the relative proportion of such individual’s target annual bonus amount to the total target annual bonus amount for the participants in the program. The total aggregate award value was capped at $6 million which would only be achieved if the Company generated $240 million or more of positive adjusted free cash flow during the six quarters of the program.
The following table sets forth each NEO’s applicable percentage of the award pool and the maximum amount he or she was eligible to receive over the six quarters of the 2020 Cash Incentive Award program.
2020 Transitional Cash Incentive Award Program - 2.5% of Adjusted Free Cash Flow

NEO	Applicable Percentage of Pool (%)	Maximum Achievable with $240MM Adjusted FCF
Joseph C. Gatto, Jr.	28.89%	$1,733,140
James P. Ulm, II(1)	13.79%	$827,586
Jeffrey S. Balmer	14.07%	$844,138
Michol L. Ecklund	11.24%	$674,265
Gregory F. Conaway	6.00%	$359,782
(1)Mr. Ulm forfeited his right to future potential 2020 Cash Incentive Awards after his retirement on May 31, 2021.
The 2020 Cash Incentive Awards were paid on a quarterly basis commencing on July 1, 2020, based on 2.5% of positive adjusted free cash flow up to the maximum of $6 million. The program expired as of December 31, 2021. The amounts earned by each NEO in 2020 and 2021 are reported in the non-equity incentive plan compensation column of the Summary Compensation Table on page 53.
The Committee also awarded a special cash retention award to Dr. Balmer in the third quarter 2020 in recognition of operational performance under his leadership and to further incentivize his retention with the Company. Under the terms of the award, Dr. Balmer received a $175,000 cash bonus on October 1, 2021, and will receive second bonus of the same amount on October 1, 2022, subject to his continued employment with the Company.
2022 PROXY STATEMENT      47

EXECUTIVE COMPENSATION
Vesting of 2019-2021 Performance Awards
In 2019, the Committee granted performance share units (“PSUs”) to the then-executive officers covering a three-year performance period beginning in 2019 and ending in 2021. The Company’s relative TSR for the performance period compared to the peer companies defined by the Committee resulted in vesting of 50% of the target PSUs awarded per the terms of the PSU award agreement. Vested PSUs were paid 50% in cash and 50% in Company common stock.
The table below summarizes the PSUs earned by the NEOs for the 2019-2021 performance period:

NEO	Target Number of PSUs(a)	Percent of Target PSUs Earned	Actual Vested PSUs (Settled 50% Cash and 50% Shares)
Joseph C. Gatto, Jr.	31,696	50%	15,848
Kevin Haggard(b)	—	—	—
Jeffrey S. Balmer	12,838	50%	6,418
Michol L. Ecklund	7,372	50%	3,686
Gregory F. Conaway(b)	—	—	—
(a)    Mr. Ulm forfeited his PSUs upon his retirement on May 31, 2021.
(b)    Messrs. Haggard and Conaway were not employed by the Company in January 2019 when the awards were granted.
2022 Incentive Compensation Program
In the first quarter 2022, the Committee considered the design of the incentive compensation program awards for the upcoming year with the input of FW Cook. The Committee opted to continue the core structure of the refreshed incentive design adopted in 2021, while evolving and enhancing the links to ESG performance.
For the 2022 annual bonus program, the Committee adopted the same quantitative metric categories and weightings as set forth on page 43 (with new target goals to align with the Company’s 2022 business plan) except they expanded the ESG metrics. In addition to safety performance and flaring intensity, the Committee will hold management accountable for progress towards the Company’s medium-term GHG goals (see page 45) by including elimination of routine flaring and achievement of an interim GHG intensity goal in the 15% weighting for ESG for 2022.
Within the long-term incentive program for 2022, the Committee continued its practice of delivering target LTI values 40% in RSUs and 60% in CPUs with GHG intensity added as a performance factor. The 2022 CPUs are comprised of two components and will pay out based on Company results relative to pre-established performance targets for the 2022-2024 calendar years:
•“Business Sustainability” CPUs: 70% of target CPU value. Payouts will be determined by (i) our adjusted free cash flow performance over three, one-year performance periods relative to annual goals established by the Committee and (ii) an ESG modifier ranging from 0.8 to 1.2 and tied to achievement of our 2024 “base” and “stretch” goals for GHG intensity.
•“Returns” CPUs: 30% of target CPU value. Payouts will be determined by our three-year average ROCE performance relative to established goals, including a threshold goal requiring three-year ROCE of at least 10 percent.
Other Compensation
Perquisites and Other Benefits
Benefits represent a relatively small part of our overall compensation package; however, these benefits help attract and retain senior level executives. We provide benefits commonly offered in the E&P industry to all of our employees, including our NEOs, and review these benefits annually to ensure that they are competitive with industry norms. These benefits consist of:
•Group medical and dental insurance program for employees and their qualified dependents;
•Group life insurance for employees and their spouses;
•Accidental death and dismemberment coverage for employees;
•Long-term disability coverage;
•Callon's sponsored cafeteria plan; and
•401(k) employee savings and protection plan (the "401(k) plan").
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EXECUTIVE COMPENSATION
We pay the full costs of these benefits, including the 401(k) plan administration, for all employees.
Under our 401(k) plan, all eligible employees may elect to defer a portion of their compensation up to the statutorily prescribed limit. In 2021, the Company provided a matching contribution of up to 6% and a profit sharing contribution of up to 2% of the employee’s IRS eligible salary for qualified employees, including our NEOs.
Our NEOs are entitled to certain benefits that are not otherwise available to all of our employees. We provide our executive officers with use of a Company vehicle. We purchase or lease the vehicle and pay for all maintenance, repairs, insurance and fuel. The NEO is required to recognize taxable income using the IRS’s annual lease value method for personal use of the vehicle. The costs associated with these benefits for the NEOs are reported as “Other Compensation” in the Summary Compensation Table. The Committee believes these perquisites are modest, yet competitive with the perquisites provided to similarly situated industry executives.
We do not sponsor any qualified or non-qualified defined benefit plans, or any non-qualified defined contribution plan for NEOs or other employees.
Change in Control Severance and Employment Agreements
We have no employment agreements with our executive officers but we do provide change in control severance agreements (“CIC Agreements”) with each of our executive officers that provide for certain protections upon a change in control. The Committee believes that CIC Agreements serve shareholders’ best interests by aligning executive interests with shareholders, helping ensure retention of management and diminishing potential distractions for our executive officers in the event of a change in control transaction. However, the Committee believes that executives should not be unduly enriched, and all benefits under the CIC Agreements require a “double-trigger.” For a detailed description of our CIC Agreements, please refer to page 59. In addition, in 2021 the Committee authorized the Separation Agreement and Consulting Agreement for Mr. Ulm as described on page 60 upon his retirement in May.
How We Make Compensation Decisions
Role of Independent Compensation Consultant
For 2021, the Committee continued its engagement of FW Cook as its independent compensation consultant to provide information and objective advice regarding executive officer and director compensation.
The Committee makes all final decisions with respect to our executive compensation. When designing pay programs and setting compensation levels for our NEOs, the Committee considers the independent compensation consultant’s advice as one factor among many other factors discussed within this CD&A. Other factors include our overall Company performance; individual NEO performance, experience, skills and tenure with the Company; competitive market data; and industry trends.
The compensation consultant reports solely to the Committee, and the Committee determines the scope of the engagement. In an effort to ensure that our NEO compensation programs are competitive and consistent with our compensation philosophy, FW Cook assists the Committee as follows:
•  Regularly attending meetings of the Committee and meeting privately in executive session with the Committee to discuss its recommendations;
•  Providing recommendations on executive compensation matters to align the Committee’s actions with shareholder interests, our business strategy and pay philosophy, prevailing market practices and relevant legal and regulatory requirements;
•  Periodically evaluating the Company's peer group and providing peer company data for the Committee to use in its decision-making process, including assessment of pay and performance relative to peers;
•  Providing competitive market data to consider in evaluating the competitiveness of the executive base salaries and short- and long-term incentive plans and awards;
•  Reviewing data in connection with the Committee’s determination of annual cash incentive performance objectives and performance-based incentive vesting levels for completed performance periods;
•  Advising on the Company’s compensation arrangements for its non-employee directors, including providing peer group data;
•  Reviewing and providing feedback on our SEC filings relating to executive compensation disclosures, including our CD&A disclosures; and
•  Informing the Committee about compensation trends in the industry, best practices and other general trends and developments affecting executive compensation.
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EXECUTIVE COMPENSATION
The Committee has the final authority to hire and terminate the compensation consultant, and the Committee evaluates the consultant’s performance annually.
Pursuant to applicable SEC and NYSE rules, the Committee has determined that no conflicts of interest existed related to FW Cook’s engagement by the Committee in 2021.
Role of Management
The Committee considers input from our CEO in making determinations regarding our executive compensation program and the individual compensation of each of the executives other than himself. The officer team makes recommendations to the Committee regarding potential objectives for the incentive programs and provides information to the Committee regarding the performance of the Company for the Committee’s determination of incentive compensation outcomes. The Committee makes the final determination of all elements of NEO compensation. Our CEO makes no recommendations regarding, and does not participate in discussions about, his own compensation.
Role of Market Data
The Committee reviews compensation of our NEOs annually. Individual compensation amounts reflect the Committee’s subjective analysis of a number of factors, including:
•  The NEO’s experience, skills, contributions and tenure with Callon;
•  Changes to the NEO’s position within Callon;
•  Competitive market data within our peer group and industry; and
•  The NEO’s roles, responsibilities and expected future contributions to Callon’s success.
On an annual basis, the Committee reviews and discusses compensation data for our CEO and other NEOs as compared with compensation data for similarly situated executive officers at peer companies recommended by the compensation consultant and approved by the Committee. The peer group is selected based on multiple factors, such as:
•  Size, including enterprise value and market capitalization;
•  Similar geographic footprint and operational focus;
•  Comparability of asset portfolio;
•  Competition for executive talent in the market; and
•  Availability of compensation data.
The Committee believes the selected peer group provides a reasonable point of reference for comparing the compensation of our NEOs to others holding similar positions and having similar responsibilities. The peer group used by the Committee in evaluating the competitiveness of executive compensation and making 2021 compensation decisions consisted of the companies set forth in the following table.
The Committee does not consider data collected from any source to be prescriptive. Rather, the Committee relies upon this and similar data as reference points around which to make informed decisions about the appropriate level and form of compensation for each NEO.

2021 Compensation Peer Group
• Centennial Resource Development, Inc. • Cimarex Energy Co. • Laredo Petroleum, Inc. • Matador Resources, Inc.	• Parsley Energy, Inc. • PDC Energy, Inc. • QEP Resources, Inc. • Ranger Oil Corporation	• SM Energy Company • Whiting Petroleum Corporation • WPX Energy, Inc.

Practices and Policies Related to Compensation
Stock Ownership Guidelines
Consistent with its goal of driving long-term value creation for our shareholders, the Company's stock ownership guidelines require significant stock ownership by the executive officers and directors. The guidelines require the executive officers and
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directors to hold the following amounts of our stock:

Executive Officers/Directors	Required Common Stock Ownership as a Multiple of Annual Base Salary / Annual Retainer
CEO	6x
Directors	5x
Other Executive Officers	2x
The Committee evaluates compliance with these guidelines on an annual basis. For purposes of the guidelines, shares owned directly and indirectly, shares in the executive officer's 401(k) plan and any unvested time-based RSUs are included. The value of unvested PSUs is excluded. Pursuant to the policy, shares granted under the Company’s incentive compensation plans are valued at the greater of the then-current trading price or the value on the date of grant.
Each executive officer and director has a transition period of five years from the date the individual becomes subject to the guidelines to attain the required investment position. If an executive officer becomes subject to a greater ownership requirement due to a promotion or an increase in salary, the executive officer will be expected to attain the higher level within three years of the change.
As of December 31, 2021, all participants were in compliance with the stock ownership policy, either through meeting the ownership requirement or by being within the transition period.
Internal Revenue Service Limitations
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Tax Code") places a limit of $1.0 million on the amount of compensation that we may deduct in any one year with respect to compensation paid to each covered employee. The Committee considers the deductibility of compensation in its decision making and implements compensation programs that it believes are competitive and in the best interests of the Company and its shareholders.
Insider Trading Policy
The Board maintains a comprehensive insider trading policy (the "Insider Trading Policy") for employees and directors to promote compliance with federal and state securities laws. The Insider Trading Policy prohibits certain persons who are aware of material non-public information about a company from: (i) trading in securities of that company; or (ii) providing material non-public information to other persons who may trade on the basis of that information. When material non-public information about us may exist and may have an influence on the marketplace, a trading blackout period is placed in effect by management. In addition, the Insider Trading Policy also applies to family members, other members of a person’s household, and entities controlled by a person covered by this Insider Trading Policy. Officers, directors, and designated employees, as well as the family members and controlled entities of such persons, may not engage in any transaction in Company securities without first obtaining pre-clearance of the transaction from our General Counsel.
Under the Insider Trading Policy, directors, executive officers and other employees are prohibited from entering into any hedging or monetization transactions relating to Callon's securities or otherwise trading in any instrument relating to the securities' future price. This Insider Trading Policy also prevents directors and executive officers from pledging Callon common stock as collateral for loans or holding Callon securities in a margin account. The Insider Trading Policy is published as Addendum A to our Code of Business Conduct and is available at www.callon.com/about-callon/governance.
Clawback Policy
The Committee maintains the Clawback Policy, which provides the Committee the authority to recoup previously-paid compensation under the following circumstances:
•If there is a correction to previously approved performance metrics (not necessarily limited to a financial restatement), the Committee may clawback from executive officers any annual or long-term incentive compensation paid in error during the prior three years.
•If an executive officer engages in fraud or misconduct, or was grossly negligent in a supervisory role, where such action caused or could reasonably lead to material financial or reputational harm to Callon, the Committee may clawback annual and long-term incentive compensation paid in the past year from the executive officer.
The Committee believes the Clawback Policy helps protect the Company and its shareholders in the unlikely event of a restatement or potential fraud or misconduct by an executive officer. The clawback rights described above are in addition to those required under the Sarbanes-Oxley Act of 2002.
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Risk Assessment Related to Our Compensation Structure
The Committee believes our compensation plans and policies are appropriately structured to encourage and reward prudent business judgment and avoid excessive risk-taking. The Committee, with the assistance of FW Cook, reviewed the compensation programs maintained by the Company during 2021 to determine whether they encouraged excessive risk taking. Upon evaluation of the assessment, the Committee concluded that our compensation policies and practices for our employees do not present risks that are reasonably likely to have a material adverse effect on the Company. The Committee’s risk review identified the following risk-mitigating features of our compensation programs:
• A balance of short-term and long-term programs to focus management on both elements of Callon’s performance;
• Annual grants of long-term incentives designed to be the largest component of each NEO’s compensation package, with typical vesting periods of three years that are based on the value of our common stock and not on any particular metric that could encourage excessive risk-taking;
• Performance criteria and targets for our annual bonus program designed to encourage performance, but not excessive risk taking, and discretion to decrease payouts if it is believed management exercised excessive risk taking;
• Performance targets measured at the corporate level, rather than at the individual or business unit level;
• A Clawback Policy that grants the Committee authority to recoup compensation due to error, fraud or other misconduct;
• Reasonable change in control severance protections; and
• Significant executive stock ownership requirements.
Compensation Committee Report
The Committee has reviewed and discussed with management the CD&A required by Item 402(b) of Regulation S-K promulgated under the Exchange Act, and based on such review and discussions, the Committee has recommended to the Board that the CD&A be included in this Proxy Statement relating to the Annual Meeting.
Respectfully submitted by the Compensation Committee of the Board of Directors,
Matthew R. Bob, Chair
Frances Aldrich Sevilla-Sacasa
Michael L. Finch
L. Richard Flury (non-voting member)
Anthony J. Nocchiero
James M. Trimble
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Executive Compensation Tables
The compensation paid to the Company’s executive officers generally consists of base salaries, annual cash incentive payments, awards under the 2018 Omnibus Incentive Plan (the "2018 Plan") and the 2020 Plan, contributions to the Company’s 401(k) plan and miscellaneous perquisites. The table below sets forth information regarding fiscal years 2021, 2020, and 2019 compensation awarded to, earned by or paid to the Company’s NEOs, in each case for the years in which these individuals constituted "named executive officers" under SEC rules. This includes all individuals who served as the Company's CEO or CFO during 2021, and the three other most highly compensated executive officers serving at the end of the fiscal year. Since Kevin Haggard and James P. Ulm, II both served in the capacity of CFO during 2021, both are included in the tables below. The CD&A above provides a full description of our 2021 executive compensation program design.
Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards(a)	Non-Equity Incentive Plan Compensation (b)	All Other Compensation (c)	Total
Joseph C. Gatto, Jr. President & CEO	2021	$865,000	$—	$2,092,309	$2,718,028	$34,142	$5,709,479
	2020	$773,885	$—	$3,945,450	$1,378,902	$30,288	$6,128,525
	2019	$796,153	$—	$5,136,754	$1,043,625	$33,055	$7,009,587
Kevin Haggard(d) Senior Vice President & CFO	2021	$276,923	$—	$1,289,435	$708,750	$18,000	$2,293,108
Jeffrey S. Balmer(e) Senior Vice President & Chief Operating Officer	2021	$510,000	$175,000	$1,041,649	$1,323,863	$27,272	$3,077,784
	2020	$464,827	$—	$1,863,529	$699,339	$23,242	$3,050,937
	2019	$450,000	$—	$1,968,015	$439,875	$57,350	$2,915,240
Michol L. Ecklund Senior Vice President, General Counsel & Corporate Secretary	2021	$430,000	$—	$656,241	$1,057,414	$33,773	$2,177,428
	2020	$394,289	$—	$1,173,912	$560,246	$31,986	$2,160,433
	2019	$388,462	$—	$1,194,593	$368,000	$38,953	$1,990,008
Gregory F. Conaway(f)(g) Vice President & Chief Accounting Officer	2021	$305,385	$—	$256,065	$609,663	$35,323	$1,206,436
	2020	$286,125	$—	$672,040	$307,210	$25,653	$1,291,028
	2019	$8,677	$—	$—	$197,400	$174	$206,251
James P. Ulm, II(h) Former Senior Vice President & CFO	2021	$299,581	$—	$—	$99,417	$395,116	$794,114
	2020	$458,462	$—	$1,785,040	$687,478	$36,837	$2,967,817
	2019	$465,000	$—	$2,083,367	$481,275	$42,352	$3,071,994
(a)    The amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of RSUs and PSUs computed in accordance with FASB ASC Topic 718 disregarding estimates for forfeitures. The PSUs granted in 2020 and 2019 are subject to market conditions and have been valued utilizing a Monte Carlo simulation as of the grant date of the awards; no PSUs were granted in 2021.
(b)    The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent payouts under the annual performance bonus program for 2019, 2020, and 2021, and the 2020 Cash Incentive Award payouts for 2020 and 2021. See “Performance-Based Annual Cash Bonus Incentive” and “2020 Transition and Retention Incentive Awards” in the CD&A above for further information.
(c)    See the "Table of All Other Compensation” below and related footnotes for reconciliation.
(d)    Mr. Haggard was not an NEO prior to 2021.
(e)    Dr. Balmer received a fixed cash retention bonus of $175,000 in October 2021.
(f)    Mr. Conaway was appointed to an executive officer role with the Company as of the closing of the Carrizo Acquisition on December 20, 2019.
(g)    Mr. Conaway's salary was increased from $295,000 to $310,000 effective April 1, 2021.
(h)    Mr. Ulm ceased serving as Senior Vice President and Chief Financial Officer for the Company effective May 17, 2021, due to his retirement. In connection with Mr. Ulm's departure from the Company, the Company entered into a separation agreement with Mr. Ulm dated as of July 1, 2021 (the "Separation Agreement"). Pursuant to the Separation Agreement, Mr. Ulm received a prorated bonus for the second quarter of 2021 under the 2020 Officer Cash Incentive Award program. See “Employment Agreements, Termination of Employment and Change in Control Arrangements.”
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Table of All Other Compensation

NEO	Year	Company Contributions to 401(k)(a)	Company Provided Auto(b)		Other		Total
Joseph C. Gatto, Jr.	2021	$25,761	$8,381		$—		$34,142
Kevin Haggard	2021	$18,000	$—		$—		$18,000
Jeffrey S. Balmer	2021	$17,569	$9,703		$—		$27,272
Michol L. Ecklund	2021	$20,669	$13,104		$—		$33,773
Gregory F. Conaway	2021	$20,546	$14,777		$—		$35,323
James P. Ulm, II	2021	$23,775	$55,584	(c)	$315,757	(d)	$395,116
(a)    Subject to IRS limits, Company contributions to each NEO's 401(k) account for 2021 consist of a 6% matching contribution plus a 2% profit sharing contribution for 2021.
(b)    The imputed value for personal use of a company-provided vehicle represents annual depreciation based on a three-year life, plus insurance, fuel, maintenance and repairs, pursuant to IRS rules.
(c)    In addition to the payment detailed in footnote (b) above, upon Mr. Ulm's retirement, the Company transferred to Mr. Ulm the title to the company vehicle that was being used by Mr. Ulm, which was valued at approximately $46,000.
(d)    Mr. Ulm received $300,000 in monthly consulting fees pursuant to the Consulting Agreement between the Company and Mr. Ulm, dated as of June 1, 2021 (the "Consulting Agreement"). Pursuant to the Consulting Agreement, Mr. Ulm received a monthly fee of $50,000 in exchange for assisting the Company in transitioning the duties of the Chief Financial Officer position. The Consulting Agreement terminated on December 31, 2021. Pursuant to Mr. Ulm's Separation Agreement, the Company agreed to maintain COBRA continuation coverage for Mr. Ulm and his eligible family members for a period of 18 months. During 2021, the Company paid $15,757 for COBRA continuation coverage. See “Employment Agreements, Termination of Employment and Change in Control Arrangements.”
Stock-Based Incentive Compensation Plans
The 2018 Plan was approved by shareholders on May 10, 2018. The 2020 Plan was approved by shareholders on June 8, 2020. Awards available under each of the 2018 Plan and the 2020 Plan include grants of stock options, stock appreciation rights or units, restricted stock, RSUs, and performance shares or units. As of June 8, 2020, no more shares were issued from the 2018 Plan and the then-remaining 1,008,354 shares authorized and available for issuance under the 2018 Plan were transferred into the 2020 Plan. In addition, shares which would otherwise become available for issuance under the 2018 Plan as a result of vesting and/or forfeiture of any equity awards existing prior to the effective date of the 2020 Plan, are made available for grant under the 2020 Plan. As of March 30, 2022, approximately 1,306,373 shares remain unissued and available for grant in the 2020 Plan.
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EXECUTIVE COMPENSATION
Grants of Plan-Based Awards During 2021
The following table presents grants of awards under the 2020 Plan during the fiscal year ending December 31, 2021:

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			Other Awards (Shares or Units)(b)		Grant Date Fair Value of Stock Awards(c)
NEO		Threshold	Target	Maximum
Joseph C. Gatto, Jr.	1/1/2021	$—	$994,750	$1,989,500
	3/12/2021				52,703		$2,092,309
	3/12/2021	$—	$2,340,000	$4,680,000
Kevin Haggard	5/10/2021	$—	$405,000	$810,000
	5/10/2021				15,998	(d)	$636,561
	5/10/2021				16,408	(e)	$652,874
	5/10/2021	$—	$877,500	$1,755,000
Jeffrey S. Balmer	1/1/2021	$—	$484,500	$969,000
	3/12/2021				26,238		$1,041,649
	3/12/2021	$—	$1,164,975	$2,329,950
Michol L. Ecklund	1/1/2021	$—	$387,000	$774,000
	3/12/2021				16,530		$656,241
	3/12/2021	$—	$733,950	$1,467,900
Gregory F. Conaway	1/1/2021	$—	$232,500	$465,000
	3/12/2021				6,450		$256,065
	3/12/2021	$—	$286,380	$572,760
James P. Ulm, II	1/1/2021	$—	$—	$—
(a)    Amounts represent the threshold, target, and maximum payouts for the 2021 annual performance bonus program and the CPUs granted to the NEOs in 2021. The actual amounts paid under the 2021 annual performance bonus program are included in the "Non-Equity Incentive Compensation" column in the Summary Compensation Table above. The long-term cash incentive awards granted to the NEOs pursuant to the 2020 Plan will be earned at the end of the performance period ending December 31, 2023 based on the Company’s achievement of performance objectives relating to the Company’s adjusted free cash flow. Subject to certain qualifying termination events, the participant is required to be employed on the award settlement date in order to vest in the award.
(b)    Except as otherwise indicated in footnotes (d) and (e) below, amounts represent RSUs granted to our NEOs on March 12, 2021. The first, second and third tranches are scheduled to vest in equal installments on April 1, 2022, 2023 and 2024, subject to the NEO’s continued service.
(c)    This column shows the grant date fair value of the awards granted to the NEOs on the date indicated computed in accordance with FASB ASC Topic 718. The value ultimately realized by the NEO upon the actual vesting of the awards may be more or less than the grant date fair value.
(d)    These RSUs were granted to Mr. Haggard on May 10, 2021, and are scheduled to vest in equal installments on April 1, 2022, 2023 and 2024, subject to Mr. Haggard’s continued service.
(e)    These RSUs were granted to Mr. Haggard on May 10, 2021, and are scheduled to cliff vest in full on June 1, 2024, subject to Mr. Haggard’s continued service.
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EXECUTIVE COMPENSATION
Outstanding Equity Awards at Fiscal Year-End
The following table contains information concerning all outstanding equity awards that were held as of December 31, 2021, by the NEOs:

	Stock Awards(a)
NEO	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(a)
Joseph C. Gatto, Jr.	52,703	(b)	$2,490,217	—		$—
	32,532	(c)	$1,537,137	—		$—
	—		$—	36,600	(d)	$1,729,350
	—		$—	36,600	(e)	$1,729,350
	7,043	(f)	$332,782	—		$—
Kevin Haggard	15,998	(g)	$755,906	—		$—
	16,408	(h)	$775,278	—		$—
Jeffrey S. Balmer	26,238	(b)	$1,239,746	—		$—
	15,366	(c)	$726,044			$—
	—		$—	17,287	(d)	$816,811
	—		$—	17,287	(e)	$816,811
	3,000	(i)	$141,750	—		$—
Michol L. Ecklund	16,530	(b)	$781,043	—		$—
	9,679	(c)	$457,333			$—
	—		$—	10,890	(d)	$514,553
	—		$—	10,890	(e)	$514,553
	1,638	(f)	$77,396	—		$—
Gregory F. Conaway(k)	6,450	(b)	$304,763	—		$—
	3,576	(c)	$168,966			$—
	—		$—	4,023	(d)	$190,087
	—		$—	4,023	(e)	$190,087
	3,290	(j)	$155,453	—		$—
James P. Ulm, II	—		$—	—		$—
(a)    Amounts calculated using the closing price of $47.25 per share of our common stock on the last trading day of 2021.
(b)    Stock settleable RSUs awarded on March 12, 2021 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche will vest April 1, 2022. The second tranche will vest on April 1, 2023. The third and final tranche will vest on April 1, 2024.
(c)    Stock settleable RSUs awarded on January 31, 2020 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on April 1, 2021. The second tranche will vest April 1, 2022. The third and final tranche will vest on April 1, 2023.
(d)    Stock settleable PSUs awarded on January 31, 2020 with vesting terms subject to performance criteria related to the absolute TSR of the Company and relative TSR compared to a group of peer companies from December 31, 2019 through December 31, 2022. The number of units subject to vest under this award can range from 0% to 300%.
(e)    Cash settleable PSUs awarded on January 31, 2020 with vesting terms subject to performance criteria related to the absolute TSR of the Company and relative TSR compared to a group of peer companies from December 31, 2019 through December 31, 2022. The number of units subject to vest under this award can range from 0% to 300%.
(f)    Stock settleable RSUs awarded on January 31, 2019 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on April 1, 2020. The second tranche vested on April 1, 2021. The third and final tranche will vest on April 1, 2022.
(g)    Stock settleable RSUs awarded to Mr. Haggard on May 10, 2021 upon his appointment as an executive officer, subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche will vest on April 1, 2022. The second tranche vested on April 1, 2023. The third and final tranche will vest on April 1, 2024.
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(h)    Stock settleable RSUs awarded to Mr. Haggard on May 10, 2021 upon his appointment as an executive officer, subject to cliff vesting in full on June 1, 2024.
(i)    Stock settleable RSUs awarded to Dr. Balmer upon his hiring with an effective date of January 1, 2019 subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on January 1, 2020. The second tranche vested on January 1, 2021. The third and final tranche vested on January 1, 2022.
(j)    Stock settleable RSUs awarded to Mr. Conaway on January 1, 2020 upon his appointment as an executive officer, subject to three-year ratable vesting with one-third vesting each year subsequent to the award year. The first tranche vested on January 1, 2021. The second tranche vested on January 1, 2022. The third and final tranche will vest on January 1, 2023.
(k)    Mr. Conaway held the following outstanding cash-settled stock appreciation right awards as of December 31, 2021:

	Option/SAR Awards
NEO	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable		Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Exercised Unearned Options/SARs (#)	Option/ SARs Exercise Price ($)	Option/ SARs Expiration Date
Gregory F. Conaway	2,005	(1)	—	—	$154.00	3/23/2022
	3,144	(2)	—	—	$83.90	3/17/2025
	4,258	(3)	—	—	$62.80	3/17/2026
(1)    Cash-settled stock appreciation rights received in connection with the Carrizo Acquisition in exchange for 11,458 Carrizo stock appreciation rights with an exercise price of $26.94 pursuant to the Merger Agreement.
(2)    Cash-settled stock appreciation rights received in connection with the Carrizo Acquisition in exchange for 17,967 Carrizo stock appreciation rights with an exercise price of $14.67 pursuant to the Merger Agreement.
(3)    Cash-settled stock appreciation rights received in connection with the Carrizo Acquisition in exchange for 24,336 Carrizo stock appreciation rights with an exercise price of $10.98 pursuant to the Merger Agreement.
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Option Exercises and Stock Vested
The following table provides information about the value realized by the NEOs on vesting of RSUs and PSUs during 2021. No options were awarded, outstanding, expired, or exercised by any NEO in fiscal year 2021.

	Stock Awards(a)
NEO	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting $(b)
Joseph C. Gatto, Jr.	3,672	(b)	$158,410
	7,044	(c)	$286,691
	15,848	(d)	$763,002
	16,267	(e)	$662,067
Kevin Haggard	—		$—
Jeffrey S. Balmer	3,000	(f)	$39,480
	6,418	(d)	$308,995
	7,683	(e)	$312,698
Michol L. Ecklund	1,250	(f)	$16,450
	659	(b)	$28,429
	1,638	(c)	$66,667
	3,686	(d)	$177,462
	4,840	(e)	$196,988
Gregory F. Conaway	1,645	(h)	$21,648
	1,788	(e)	$72,772
James P. Ulm, II	3,000	(i)	$39,480
	2,857	(c)	$116,280
	7,360	(e)	$299,552
(a)    Except as otherwise indicated, represents the aggregate dollar amount realized on the date of vesting, based on the closing market price per share of Company common stock on the vesting date or last business day prior to the vesting date if such date fell on a weekend or holiday, without taking into account any shares withheld to satisfy applicable tax obligations.
(b)    Represents RSUs awarded on May 10, 2018, the third and final tranche of which vested on June 1, 2021.
(c)    Represents RSUs awarded on January 31, 2019, the second tranche of which vested on April 1, 2021.
(d)    Represents PSUs awarded on January 31, 2019, that settled 50% in stock and 50% in cash on December 31, 2021, at 50% of target.
(e)    Represents RSUs awarded on January 31, 2020, the first tranche of which vested on April 1, 2021.
(f)    Represents RSUs awarded to Dr. Balmer upon his hiring on January 1, 2019, the second tranche of which vested on January 1, 2021.
(g)    Represents RSUs awarded to Ms. Ecklund upon her hiring on November 6, 2017, the third and final tranche of which vested on January 1, 2021.
(h)    Represents RSUs awarded to Mr. Conaway upon his appointment as an executive officer on January 1, 2020, the first tranche of which vested on January 1, 2021.
(i)    Represents RSUs awarded to Mr. Ulm upon his hiring on December 11, 2017, the third and final tranche of which vested on January 1, 2021.
58      CALLON PETROLEUM

EXECUTIVE COMPENSATION
Employment Agreements, Termination of Employment and Change in Control Arrangements
Employment Agreements
We do not have employment agreements with any of our executive officers.
Change in Control Severance Compensation Agreements
We are a party to change in control severance compensation agreements (“CIC Agreements”) with each of the NEOs. We entered into amended CIC Agreements with each of our NEOs effective as of April 16, 2021. The amendments revised certain provisions within the CIC Agreements to provide for payment of a pro rata annual bonus in the event of a mid-year double-trigger termination and to update the definition of change in control to include a merger of equals, among other changes.
The CIC Agreements will terminate upon the earlier of an NEO’s termination of employment prior and unrelated to a change in control or on December 31, 2022, except that such expiration date will automatically be extended for one additional year on such date and each anniversary date thereafter unless, as of such date and prior to such anniversary date, either party has given proper written notice that it does not wish to extend the CIC Agreement. However, in no event will the expiration date be earlier than the second anniversary of the effective date of a change in control.
Pursuant to the CIC Agreement, if the executive is terminated without cause by Callon or for resigns good reason within two years following a change in control of Callon (or in certain cases, prior to a change in control (i.e., a "double-trigger termination)), then the executive is entitled to a single lump-sum cash payment equal to a multiple as set forth in the respective CIC Agreement times the sum of (i) the annual base salary in effect immediately prior to the change in control or, if higher, in effect immediately prior to the separation from service, and (ii) the greater of the average bonus earned with respect to the three most recently completed full fiscal years, the target bonus for the fiscal year in which the change in control occurs, or the target bonus for the fiscal year in which the termination occurs. For Mr. Gatto, the CIC Agreement multiple is three times. For the other NEOs, the CIC Agreement multiple is two times. The CIC Agreements also provide that in the event an NEO is eligible for benefits due to a “double trigger” termination, any outstanding equity awards then held by the NEO shall vest in full with any performance-based awards earned at the level specified in the applicable award agreement or, if not specified, at the target level. In addition, in the event of a double trigger termination we must maintain at our expense until twenty-four months after separation from service all medical, dental, and health insurance coverage. The severance benefits described above are subject to the executive’s execution and non-revocation of a general release of claims
A change in control as generally defined in the CIC Agreement occurs when (i) any person or group of persons acting in concert becomes the beneficial owner of more than 50% of our outstanding common stock; (ii) our shareholders cause a change in the majority of the members of the Board within a thirty-six month period; (iii) there is a change in control in ownership of at least 40% of Company assets; or (iv) a third party acquires more than 30% of the voting power of our common stock in a twelve month period.
The CIC Agreements also subject each executive to a one-year post-termination non-competition and two-year (or, in the case of Mr. Gatto, three-year) post-termination non-solicitation covenant in the event the applicable executive becomes eligible to receive severance benefits under the CIC Agreement. The CIC Agreements also include a perpetual confidentiality covenant.
The CIC Agreements incorporate a provision to provide for the possible impact of the federal excise tax on excess parachute payments. If any CIC Agreement payment is subject to any excise tax under Section 4999 of the Tax Code, the payment will be reduced so that no portion of the payment is subject to such excise tax if the net benefit payable would be at least as much as it would have been if no reduction was made. The so-called “golden parachute” tax rules subject “excess parachute payments” to a dual penalty: the imposition of a 20% excise tax upon the recipient and non-deductibility of such payments by the paying corporation. While the excise tax is seemingly evenhanded, the excise tax can discriminate against long-serving employees in favor of new hires, against individuals who do not exercise stock options in favor of those who do and against those who elect to defer compensation in favor of those who do not. For these reasons, we believe that the 280G “best-net” cutback provision included in the CIC Agreement is appropriate.
Equity Award Agreements
We are party to Restricted Stock Unit Award Agreements (the “RSU Agreements”) and Performance Share Award Agreements (the “PSU Agreements”) with our NEOs. Pursuant to the terms of the RSU Agreements, upon termination of the NEO’s employment with the Company as a result of the death or “disability” (as defined in the RSU Agreement) of the NEO, all of the NEO’s RSUs then outstanding under the RSU Agreement will immediately vest.
2022 PROXY STATEMENT      59

EXECUTIVE COMPENSATION
Under the PSU Agreements, upon termination of the NEO’s employment with the Company as a result of the death or “disability” (as defined in the PSU Agreements) of the NEO, the NEO’s PSUs then outstanding will vest immediately, with the applicable performance level calculated based on the Company’s relative TSR ranking as compared to the Company’s performance peer group, with a modifier based on the Company’s absolute annualized TSR performance, as if the date of termination was the last day of the applicable performance period.
Separation Agreement
Mr. Ulm ceased serving as Senior Vice President and Chief Financial Officer for the Company effective May 17, 2021. Mr. Ulm continued in active service as an employee until his resignation date on May 31, 2021 (the “Resignation Date”) to assist in the transition. In connection with his departure from the Company, the Company entered into the Separation Agreement with Mr. Ulm. Pursuant to the Separation Agreement, Mr. Ulm received a prorated payment for second quarter 2021 under the 2020 Cash Incentive Award program. The Company also transferred to Mr. Ulm the title to the company vehicle that was being used by Mr. Ulm, which was valued at approximately $46,000. The Company also agreed to maintain COBRA continuation coverage for Mr. Ulm and his eligible family members for a period of eighteen (18) months after the Resignation Date, for medical, dental, and vision insurance coverage. During 2021, the Company paid $15,757 for COBRA continuation coverage and will pay $24,762 for the remaining coverage period in 2022. In exchange for the foregoing, Mr. Ulm agreed to certain waivers and releases for the Company’s benefit. Mr. Ulm has also agreed that for a period of one year following the Resignation Date, he will not, directly or indirectly, compete or provide services to any oil and gas E&P company in the Permian Basin or Eagle Ford Shale, and that for a period of two (2) years following the Resignation Date, he will not, directly or indirectly, hire, solicit, or influence any employee of the Company or its subsidiaries to leave the employment of the Company or its subsidiaries. The Company also entered into the Consulting Agreement with Mr. Ulm. Pursuant to the Consulting Agreement, Mr. Ulm received a monthly fee of $50,000 in exchange for assisting the Company in transitioning the duties of the Chief Financial Officer position. The Consulting Agreement terminated on December 31, 2021.
60      CALLON PETROLEUM

EXECUTIVE COMPENSATION
Potential Payments upon Termination or Change in Control
The following table shows the estimated gross taxable compensation payable upon a qualifying termination following a change in control ("CIC") or upon death, disability or retirement. No amounts would be payable upon termination for other causes. The information assumes, in each case, that the NEO’s termination was effective as of December 31, 2021. In presenting this disclosure, we describe amounts earned through December 31, 2021 and, in those cases where the actual amounts to be paid out can only be determined at the time of such executive’s separation from us, the estimates are of the amounts which would be paid out to the executives upon their termination.

NEO / Reason for Termination	Base Salary(a)	Cash Bonus(a)	Accelerated Cash Incentive and Stock Award Vesting(b)(c)	Continued Employee Benefits(d)	Total
Joseph C. Gatto, Jr.
Change in Control	$—	$—	$—	$—	$—
Change in Control Termination(e)	$2,595,000	$3,407,415	$9,382,421	$56,502	$15,441,338
Death or Disability(f)	$—	$—	$9,382,421	$—	$9,382,421
Retirement(g)	$—	$—	$—	$—	$—
Kevin Haggard
Change in Control	$—	$—	$—	$—	$—
Change in Control Termination(e)	$900,000	$1,417,500	$2,701,184	$56,502	$5,075,186
Death or Disability(f)	$—	$—	$2,701,184	$—	$2,701,184
Retirement(g)	$—	$—	$—	$—	$—
Jeffrey S. Balmer
Change in Control	$—	$—	$—	$—	$—
Change in Control Termination(e)(h)	$1,020,000	$1,254,293	$4,559,251	$56,502	$6,890,046
Death or Disability(f)	$—	$175,000	$4,559,251	$—	$4,734,251
Retirement(g)	$—	$—	$—	$—	$—
Michol L. Ecklund
Change in Control	$—	$—	$—	$—	$—
Change in Control Termination(e)	$860,000	$874,264	$2,860,331	$56,502	$4,651,097
Death or Disability(f)	$—	$—	$2,860,331	$—	$2,860,331
Retirement(g)	$—	$—	$—	$—	$—
Gregory F. Conaway
Change in Control	$—	$—	$—	$—	$—
Change in Control Termination(e)	$620,000	$502,994	$1,220,055	$56,502	$2,399,551
Death or Disability(f)	$—	$—	$1,220,055	$—	$1,220,055
Retirement(g)	$—	$—	$—	$—	$—
James P. Ulm, II(i)
Change in Control	$—	$—	$—	$—	$—
Change in Control Termination	$—	$—	$—	$—	$—
Death or Disability(f)	$—	$—	$—	$—	$—
Retirement(g)	$—	$—	$—	$—	$—
(a)In accordance with Mr. Gatto’s CIC Agreement, the computation uses a 3x multiple with respect to the severance amount relating to salary and target bonus, while a 2x multiple is used for the other NEOs. See “Employment Agreements, Termination of Employment and Change in Control Arrangements.”
(b)The amounts include the value of unvested CPUs as of December 31, 2021, reflecting actual results for 2021 and target amounts for the remaining years of the performance period.
2022 PROXY STATEMENT      61

EXECUTIVE COMPENSATION
(c)The amounts include the value of unvested stock awards at December 31, 2021 using the closing price of $47.25 per share of our common stock on the last trading day of 2021. The table above assumes that PSUs vest based on actual performance as of December 31, 2021. Actual vesting of PSUs would be determined based on performance at the time of such executive's separation.
(d)Benefits consist of 24 months of employer-provided family medical and dental insurance and disability and life insurance for the NEOs in the table.
(e)We entered into a CIC Agreement with each of the NEOs listed in the table above. See “Employment Agreements, Termination of Employment and Change in Control Arrangements.”
(f)“Disability,” for purposes of the incentive awards is generally defined as the employee’s inability to carry out the normal and usual duties of the employee's employment on a full-time basis for an entire period of six continuous months together with the reasonable likelihood, as determined by the Board after consultation of a qualified physician, the employee will be unable to carry out the employee's normal and usual duties of employment.
(g)“Retirement” is generally defined as the employee’s attainment of age 55 with at least 10 years of service. None of the NEOs who were active employees as of December 31, 2021, is retirement eligible.
(h)The amounts for Dr. Balmer include $175,000 for his unvested portion of his fixed cash retention award, which would vest in the event of a change in control termination, death or disability, but not in the event of retirement.
(i)Actual amounts paid in connection with Mr. Ulm's retirement are based above under the heading "Separation Agreement.".
Pension and Non-Qualified Deferred Compensation Plans
We sponsor a 401(k) plan for all eligible employees, including the NEOs as described on page 49. We do not sponsor any qualified or non-qualified defined benefit plans, or any non-qualified defined contribution plan for NEOs or other employees. The Board or Compensation Committee may elect to adopt qualified or non-qualified defined benefit plans or non-qualified defined contribution plans in the future if it determines that doing so is in the Company’s best interest.
Equity Compensation Plan Information
The following table summarizes information regarding the number of shares of our common stock that are available for issuance under all of our existing equity compensation plans as of December 31, 2021.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)(3)
Equity compensation plans approved by security holders	1,157,062	$—	1,619,272
Equity compensation plans not approved by security holders	—	$—	—
Total	1,157,062	$—	1,619,272
(1)     Reflects 872,992 RSUs and 284,070 stock-settled PSUs assuming vesting at maximum performance level as of December 31, 2021.
(2)    The weighted-average exercise prices of outstanding options is omitted because no options or equity-based stock appreciation rights were outstanding as of December 31, 2021.
(3)    Relates to remaining shares available for issuance under our stock-based compensation plans for our executives, employees and non-employee directors.
62      CALLON PETROLEUM

EXECUTIVE COMPENSATION
CEO Pay Ratio
Pursuant to a mandate of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are disclosing here that the ratio of our median employee’s compensation to the compensation of our CEO is 29:1.
We identified our median employee from the employee population as of December 31, 2021, by comparing the sum of the base salary, bonus, and any overtime paid to each employee that was employed by the Company on December 31, 2021. For any employees who were not employed the entire 2021 calendar year (excluding temporary and seasonal employees), we annualized the base salary, bonus, and any overtime.
In accordance with SEC rules, we determined the annual total compensation of our median employee for 2021 was $186,974. This amount represents the total compensation that would have been reported in the Summary Compensation Table in accordance with the requirements of Item 402(c)(x) of Regulation S-K for the median employee if the employee had been a NEO for fiscal year 2021. For purposes of calculating the ratio, an additional value of $10,144 was included in the annual compensation for non-discriminatory benefits bringing the annual total compensation to $197,118.
We determined the amount of the CEO’s annual total compensation was $5,709,479, which represents the amount reported for the CEO in the “Total” column of our 2021 Summary Compensation Table. For purposes of the ratio, an additional value of $28,847 was included in the annual total compensation for non-discriminatory benefits to bring the value to $5,738,326.
Based on the foregoing, for 2021 the ratio of the median of the annual total compensation of all employees to the annual total compensation of our CEO (the "CEO Pay Ratio") is 29:1. This ratio demonstrates a lower pay ratio for 2021 than 2020, reducing from 38:1 in 2020 to the current ratio of 29:1 for 2021.
The CEO Pay Ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records.
2022 PROXY STATEMENT      63

Proposal 3 Ratification of the Appointment of the Independent Registered Public Accounting Firm, Grant Thornton LLP, for 2022
The Board recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.
•  The Board and the Audit Committee believe the retention of Grant Thornton LLP is in the best interests of Callon and its shareholders based on the information presented below.

The Audit Committee has appointed Grant Thornton LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2022. We are asking shareholders to ratify this appointment. Grant Thornton LLP has served as the Company’s independent registered public accounting firm since being appointed effective March 3, 2016. A representative of Grant Thornton LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire, and to respond to appropriate questions from shareholders.
Fees
The following table sets forth the fees incurred by us for services performed by Grant Thornton LLP in the fiscal years 2020 and 2021:

Fee Category	2020	2021
Audit fees(a)	$1,208,400	$1,518,400
Audit-related fees(b)	$—	$—
Tax fees(c)	$178,398	$—
All other fees(d)	$—	$—
Total	$1,386,798	$1,518,400
(a)Audit fees consist of the aggregate fees billed for professional services related to the audit and quarterly reviews of our financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.
(b)Audit-related fees consist of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported above under “Audit fees."
(c)Tax fees consist of the aggregate fees billed for professional services rendered for tax compliance (including filing state and federal tax returns), tax advice and tax planning. Tax fees do not include fees for services rendered in connection with the audit.
(d)Other fees consist of the aggregate fees billed for professional services other than the services reported above.
Pre-approval policy
The Audit Committee pre-approves all audit and permissible non-audit services (including the fees and terms thereof) exceeding $25,000 to be performed on behalf of the Company by our independent registered public accounting firm, as required by applicable law or listing standards and subject to the terms of the audit and non-audit services pre-approval policy in accordance with the Audit Committee charter. The Committee may delegate authority to one or more of its members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that any decisions to grant pre-approvals are consistent with the terms of the delegation and the Audit Committee charter and are presented to the full Committee at its next scheduled meeting.
64      CALLON PETROLEUM

PROPOSAL 3
Required Vote
The submission of this matter for approval by shareholders is not legally required. However, the Board and Audit Committee believe that this submission is consistent with best practices in corporate governance and is an opportunity for shareholders to provide direct feedback to the Board and Audit Committee on an important issue of corporate governance. Although the results of the vote are not binding on the Audit Committee, if the appointment is not ratified by the shareholders, then the Audit Committee will consider whether it should select another independent registered public accounting firm.
This proposal will be approved if it receives the affirmative vote of the holders of a majority of the shares of our common stock having voting power present in person or represented by proxy at the Annual Meeting. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will have the authority to vote your shares in its discretion on this proposal. Abstentions will have the effect of a vote cast against this proposal.

The Board recommends a vote FOR the ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm.

Audit Committee Report
Acting pursuant to its charter, the Audit Committee reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2021, with management and Grant Thornton LLP, and recommended that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, for filing with the SEC. This recommendation was based on:
•The Audit Committee’s review of the audited financial statements;
•Discussion of the financial statements with management;
•Discussion with our independent registered public accounting firm, Grant Thornton LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the communication matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, issued by the PCAOB;
•Receipt from Grant Thornton LLP of the written disclosures and letter required by Public Company Accounting Standards Board Rule 3526 (Communications with Audit Committees Concerning Independence);
•Discussions with Grant Thornton LLP regarding its independence from Callon, the Board and our management;
•Grant Thornton LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, our financial position and the results of our operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”); and
•Other matters the Audit Committee deemed relevant and appropriate.
Management is responsible for the preparation, presentation and integrity of our consolidated financial statements in accordance with GAAP, the establishment and maintenance of our disclosure controls and procedures, and the establishment, maintenance and evaluation of the effectiveness of our internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements and internal control over financial reporting in accordance with the standards of the PCAOB and issuing reports thereon. The Audit Committee’s responsibilities include monitoring and overseeing these processes.
Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and our independent registered public accounting firm. The Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements and internal control over financial reporting have been carried out according to the standards of the PCAOB, that the financial statements are presented according to GAAP, or that Grant Thornton LLP is in fact independent.
Respectfully submitted by the Audit Committee of the Board of Directors,
Anthony J. Nocchiero, Chair
Frances Aldrich Sevilla-Sacasa
Barbara J. Faulkenberry
Michael L. Finch
L. Richard Flury
Larry D. McVay
Mary Shafer-Malicki
2022 PROXY STATEMENT      65

Proposal 4 Approve an Amendment to the Certificate of Incorporation to Increase Authorized Shares of Common Stock
The Board recommends a vote FOR the approval of an amendment to the Company's certificate of incorporation to increase the number of authorized shares from 78.75 million to 130 million.
•  Provides the Company with the flexibility to issue shares for business, financial, and compensation purposes.

We are seeking shareholder approval for a proposal to adopt an amendment to our certificate of incorporation to permit us to increase the authorized number of shares of Callon common stock from 78.75 million shares to 130 million shares (the "Proposed Charter Amendment"). Our certificate of incorporation currently provides that the total number of shares of common stock that Callon is authorized to issue is 78.75 million. The Board believes that the increased number of authorized shares of Callon common stock contemplated by the Proposed Charter Amendment is important to the Company as it will ensure the availability of additional shares for issuance from time to time, without further action or authorization by Callon shareholders (except as required by law or the NYSE rules), if needed for such corporate purposes as may be determined by the Board.
The additional 51.25 million authorized shares would be a part of the existing class of Callon common stock and, if issued, would have the same rights and privileges as the shares of Callon common stock presently issued and outstanding. Adoption of the Proposed Charter Amendment would not affect the rights of the holders of currently outstanding shares of the Company’s common stock, except, if and to the extent additional shares of common stock are ultimately issued, the effects of increasing the number of shares of the Company’s common stock outstanding, such as dilution of the earnings per share and voting rights of current holders of common stock. The Proposed Charter Amendment does not affect the number of shares of preferred stock authorized.
If our shareholders approve the proposal to amend our certificate of incorporation, Callon expects to file a certificate of amendment with the Delaware Secretary of State (the "Certificate of Amendment") to increase the number of authorized shares of its capital and common stock. Upon filing of the Certificate of Amendment with the Delaware Secretary of State, the text of which is provided in Appendix B, the first sentence of Article IV of our certificate of incorporation will be amended and restated to read as follows:
The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be 130,000,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share.
Rationale for the Proposed Charter Amendment
As of March 30, 2022, Callon had an aggregate of 64,263,962 shares of common stock issued and outstanding or reserved for issuance. The Board has no immediate or specific plans, arrangements or understandings to issue any of the shares of common stock that would be authorized under the Proposed Charter Amendment. However, the Board desires to have the shares available to provide additional flexibility for business and financial purposes and provide appropriate equity incentives for Callon’s employees and directors. The additional shares may be used for various purposes without further shareholder approval (except as required by law or the NYSE rules). These purposes may include: (i) raising capital, if Callon has an appropriate opportunity, through offerings of common stock or securities that are convertible into common stock; (ii) exchanging common stock or securities that are convertible into common stock for other outstanding securities; (iii) providing equity incentives to employees, officers, directors, consultants, or advisors; (iv) expanding Callon’s business through the acquisition of other businesses or assets; (v) stock splits, dividends, and similar transactions; and (vi) debt or equity restructuring or refinancing transactions.
66      CALLON PETROLEUM

PROPOSAL 4
The Board has not proposed the increase in the number of authorized shares of common stock with the intent of preventing or discouraging any actual or threatened tender offers or takeover attempts of the Company. Rather, the Proposed Charter Amendment has been prompted by business and financial considerations, as set out above, and it is the intended purpose of the Proposed Charter Amendment to provide greater flexibility to the Board in considering and planning for our potential future corporate needs. Under certain circumstances, however, an increase in the number of authorized shares of the Company’s common stock may make it more difficult to, or discourage an attempt to, obtain control of the Company by means of a takeover bid that the Board determines is not in the Company’s best interest nor in the best interests of the Company’s shareholders. In this regard, if the Company was to become concerned that it may be a potential target of an unsolicited acquisition attempt, it could try to impede the acquisition by issuing additional shares of common stock or rights or other equity interests related thereto, thereby diluting the voting power of the other outstanding shares and increasing the potential cost to the bidder of the acquisition. The Company does not currently have a shareholder rights plan (commonly referred to as a “poison pill”) in place, nor does the Board currently have any plans to adopt any such plan or similar anti-takeover measures. The Board is not currently aware of any attempt or plan to acquire control of the Company.
Required Vote
Approval of this proposal requires the affirmative vote, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock. Abstentions, failing to vote, and broker non-votes will have the same effect as voting “AGAINST” the adoption of this proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast.

The Board recommends a vote FOR the approval of an amendment to our certificate of incorporation to increase the number of authorized shares of common stock.

2022 PROXY STATEMENT      67

OTHER MATTERS
Beneficial Ownership of Securities
Principal Shareholders and Management
The following table sets forth beneficial ownership information with respect to our common stock as of the Record Date (March 30, 2022) for (i) each person known by us to beneficially own 5% or more of our outstanding common stock; (ii) each of our NEOs, (iii) each of our directors and nominees for director, and (iv) all of our directors and current executive officers as of the Record Date, as a group. Unless otherwise noted, each person listed below has sole voting and investment power with respect to the shares of our common stock listed below as beneficially owned by the person. Information set forth in the table with respect to beneficial ownership of common stock has been obtained from filings made by the named beneficial owners with the SEC as of March 30, 2022, or, in the case of our current executive officers and directors, has been provided to us by such individuals. As of March 30, 2022, the Company had 61,493,753 shares outstanding.
None of the shares beneficially owned by our executive officers or directors has been pledged as security for an obligation. Our Insider Trading Policy prohibits our executive officers and directors from holding Callon securities in a margin account or pledging Callon securities as collateral for a loan.

	Beneficial Ownership(1)
Name of Beneficial Owner	Shares (#)	Percent of Class
Holders of More Than 5%:
Kimmeridge Energy Management Company, LLC(2)	11,700,780	19.0%
BlackRock, Inc.(3)	7,390,749	12.0%
Blackstone Inc.(4)	7,321,344	11.9%
The Vanguard Group, Inc.(5)	3,620,731	5.9%
JB Investments Management, LLC(6)	3,183,470	5.2%
Named Executive Officers:
Joseph C. Gatto, Jr.(7)	120,985	*
Kevin Haggard(8)	5,333	*
Jeffrey S. Balmer(9)	28,519	*
Michol L. Ecklund(10)	22,490	*
Gregory F. Conaway(11)	39,137	*
James P. Ulm, II(12)	15,428	*
Directors:		*
Frances Aldrich Sevilla-Sacasa(13)	7,624	*
Matthew R. Bob(14)	15,476	*
Barbara J. Faulkenberry(15)	12,038	*
Michael L. Finch(16)	12,321	*
L. Richard Flury(17)	37,135	*
Larry D. McVay(18)	27,875	*
Anthony J. Nocchiero(19)	21,261	*
Mary Shafer-Maliki(20)	1,223	*
James M. Trimble(21)	13,576	*
Steven A. Webster(22)	766,836	1.2%
All Current Executive Officers and Directors as a Group (consisting of 15 persons)(23)	1,131,829	1.8%
*    Less than 1%
68      CALLON PETROLEUM

OTHER MATTERS
(1)The amounts shown for our directors and NEOs include, as of the Record Date: (a) shares of common stock held under the 401(k) Plan for the accounts of participants; (b) shares of common stock owned outright by the individual; and (c) shares of common stock that may be acquired within 60 days through the vesting or settlement of certain RSUs, if any. Until RSUs vest, these individuals have neither voting nor investment power over the underlying shares of common stock, and share amounts are represented on a pre-tax basis. As of the Record Date, none of the directors or executive officers held any stock options to purchase shares of Company stock.
(2)Kimmeridge Energy Management Company, LLC (“Kimmeridge”), in its capacity as an investment adviser to Chambers Investments, LLC (“Chambers”), exercises voting and investment control over the securities held by Chambers. Kimmeridge has sole voting and sole dispositive power over 11,700,780 shares. Kimmeridge does not have shared voting or shared dispositive power over any shares. Kimmeridge’s address is 412 West 15 Street, 11th Floor, New York, NY 10011. This information is based on Kimmeridge’s most recent Statement on Schedule 13G/A filed on November 5, 2021.
(3)BlackRock, Inc. (“BlackRock”), in its capacity as a parent holding company or control person for various subsidiaries (none of which individually owns more than 5% of our outstanding common stock), may be deemed to beneficially own the indicated shares. BlackRock has sole voting power over 7,311,028 shares and sole dispositive power over 7,390,749 shares. BlackRock does not have shared voting or shared dispositive power over any of the shares. BlackRock’s address is 55 East 52nd Street, New York, NY 10055. This information is based on BlackRock’s most recent Statement on Schedule 13G, which was filed on February 7, 2022.
(4)Represents (i) 3,468,875 shares held directly by Primexx Energy Partners, Ltd., (ii) 1,265,171 shares held directly by BPP Energy Partners LLC, (iii) 1,983,407 shares held in escrow for the benefit of Primexx Resource Development LLC, an indirect wholly owned subsidiary of Primexx Energy Partners Ltd., and (iv) 603,891 shares held in escrow for the benefit of BPP Acquisition LLC, an indirect wholly owned subsidiary of BPP Energy Partners LLC. The securities were acquired on October 1, 2021 in connection with the consummation of the transactions contemplated by those certain purchase and sale agreements, dated as of August 3, 2021, between the Company, Callon Petroleum Operating Company and Primexx Resource Development, LLC and BPP Acquisition, LLC, respectively (the “Primexx Transaction”).
Primexx Energy Corporation is the managing general partner of Primexx Energy Partners, Ltd. BPP HoldCo LLC is the majority shareholder and has the power to appoint the majority of the members of the board of directors of Primexx Energy Corporation and has the power to appoint the majority of the members of the board of managers of BPP Energy Partners LLC. BX Primexx Topco LLC is the sole member of BPP HoldCo LLC. BCP VII/BEP II Holdings Manager L.L.C. is the managing member of BX Primexx Topco LLC. Blackstone Energy Management Associates II L.L.C. and Blackstone Management Associates VII L.L.C. are the managing members of BCP VII/BEP II Holdings Manager L.L.C. Blackstone EMA II L.L.C. is the sole member of Blackstone Energy Management Associates II L.L.C. BMA VII L.L.C. is the sole member of Blackstone Management Associates VII L.L.C. Blackstone Holdings III L.P. is the managing member of each of BMA VII L.L.C. and Blackstone EMA II L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P. Blackstone Inc. is the sole member of Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of Blackstone Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman. The address of the principal business office of Blackstone Inc. is 345 Park Avenue, New York, NY 10154. The above information is based on the most recent Form 4 of Primexx Energy Partners, Ltd. and the other entities referred to above, which was filed on March 29, 2022.
Pursuant to the purchase and sale agreements for the Primexx Transaction, 50% of the shares held in escrow will be released six months after the closing date, and the remaining shares will be released 12 months after the closing date, in each case subject to holdback for the satisfaction of applicable indemnification claims.
(5)The Vanguard Group, Inc. (“Vanguard”), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares, along with certain of its wholly-owned subsidiaries that serve as investment managers. Vanguard does not have sole voting power over any shares, but has shared voting power over 90,570 shares, sole dispositive power over 3,494,484 shares and shared dispositive power over 126,247 shares. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on Vanguard’s most recent Statement on Schedule 13G filed on February 9, 2022.
(6)JB Investments Management, LLC (“JB Investments”), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares, along with JB Investments Fund III, L.P., JB Investments Parallel Fund III, L.P. (together with JB Investments Fund III, L.P., the “Funds”). JB Investments Fund III GP, LLC is the general partner of, and may be deemed to beneficially own securities owned by the Funds. Mr. Brian J. Riley is the sole manager of, and may be deemed to beneficially own securities owned by JB Investments. JB Investments has shared voting and shared dispositive power over 3,183,470 shares. JB Investment’s address is 355 Valley Park Road, Phoenixville, PA 19460. This information is based on JB Investment’s most recent Statement on Schedule 13G, which was filed on February 14, 2022.
(7)Comprised of 73,495 shares held directly by Mr. Gatto, 6,613 shares held indirectly within the 401(k) Plan, and 40,877 unvested RSUs payable in stock that will vest within 60 days of the Record Date. Does not include 82,415 unvested restricted stock units (“RSUs”) payable in stock and 73,200 unvested performance stock units (“PSUs”) payable in 50% stock and 50% cash.
(8)Comprised of 5,333 unvested RSUs payable in stock that will vest within 60 days of the Record Date. Does not include 40,086 unvested RSUs payable in stock.
(9)Comprised of 12,077 shares held directly by Dr. Balmer, 13 shares held indirectly within the 401(k) Plan, and 16,429 unvested RSUs payable in stock that will vest within 60 days of the Record Date. Does not include 40,067 unvested RSUs payable in stock and 34,574 unvested PSUs payable in 50% stock and 50% cash.
(10)Comprised of 10,442 shares held directly by Ms. Ecklund, 60 shares held indirectly within the 401(k) Plan, and 11,988 unvested RSUs payable in stock that will vest within 60 days of the Record Date. Does not include 25,619 unvested RSUs payable in stock and 21,780 unvested PSUs payable in 50% stock and 50% cash.
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OTHER MATTERS
(11)Comprised of 35,199 shares held directly by Mr. Conaway and 3,938 unvested RSUs payable in stock that will vest within 60 days of the Record Date. Does not include 11,528 unvested RSUs payable in stock and 8,046 unvested PSUs payable in 50% stock and 50% cash.
(12)Comprised of 15,371 shares held directly by Mr. Ulm and 57 shares held indirectly within the 401(k) Plan.
(13)Comprised of 4,384 shares held directly by Ms. Aldrich Sevilla-Sacasa, which includes 2,037 vested deferred RSUs, pursuant to Ms. Aldrich Sevilla-Sacasa’s election under the Deferred Compensation Plan, which are payable in cash upon her separation of service as a director, and 3,240 unvested deferred RSUs, pursuant to Ms. Aldrich Sevilla-Sacasa’s election under the Deferred Compensation Plan, which are payable in cash upon her separation of service as a director and that will vest within 60 days of the Record Date.
(14)Comprised of 12,236 shares held directly by Mr. Bob and 3,240 unvested RSUs payable in stock that will vest within 60 days of the Record Date.
(15)Comprised of 8,798 shares held directly by Ms. Faulkenberry and 3,240 unvested RSUs payable in stock that will vest within 60 days of the Record Date.
(16)Comprised of 9,081 shares held directly by Mr. Finch and 3,240 unvested RSUs payable in stock that will vest within 60 days of the Record Date.
(17)Comprised of 30,895 shares held directly by Mr. Flury, which includes 15,559 vested deferred RSUs, pursuant to Mr. Flury’s election under the Deferred Compensation Plan, which are payable in cash upon his separation of service as a director, 3,000 shares held in a joint tenancy with his spouse, and 3,240 unvested RSUs payable in stock that will vest within 60 days of the Record Date.
(18)Comprised of 24,635 shares held directly by Mr. McVay, which includes 3,501 vested deferred RSUs, pursuant to Mr. McVay’s election under the Deferred Compensation Plan, which are payable in cash upon his separation of service as a director, and 3,240 unvested RSUs payable in stock that will vest within 60 days of the Record Date.
(19)Comprised of 18,021 shares held directly by Mr. Nocchiero and 3,240 unvested RSUs payable in stock that will vest within 60 days of the Record Date.
(20)Comprised of 1,223 unvested RSUs payable in stock that will vest within 60 days of the Record Date.
(21)Comprised of 10,336 shares held directly by Mr. Trimble and 3,240 unvested RSUs payable in stock that will vest within 60 days of the Record Date.
(22)Comprised of 549,721 shares held directly by Mr. Webster, which includes 13,192 vested deferred RSUs, pursuant to Mr. Webster’s election under the Deferred Compensation Plan, which are payable in common stock upon his separation of service as a director, 64,500 shares held indirectly with his spouse, 149,375 shares held indirectly through San Felipe Resources Company, and 3,240 unvested RSUs payable in stock that will vest within 60 days of the Record Date.
(23)Comprised of 799,320 shares held directly by the Company’s current executive officers and directors, 3,000 shares held in a joint tenancy, 64,500 shares held indirectly by a spouse, 6,686 shares held indirectly within the Company’s 401(k) Plan, 149,375 shares held indirectly by San Felipe Resources Company, and 108,948 unvested RSUs payable in stock that will vest within 60 days of the Record Date..
Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our officers and directors and persons who own 10% or more of our common stock to file reports of beneficial ownership and changes in ownership with the SEC. These persons are required by SEC regulations to furnish us with copies of these reports. Based solely on our review of these reports received by us during fiscal year 2021 and representations from certain reporting persons that they have complied with the relevant filing requirements, we believe that all such filing requirements were complied with in 2021 and 2022 to date, except that our NEOs (with the exception of Mr. Haggard) filed the Forms 4 that covered the April 1, 2021 vesting of RSUs late.
Certain Relationships and Related Party Transactions
The Audit Committee charter provides that the Audit Committee shall review and approve all related party transactions. A transaction will be considered a “related party transaction” if the transaction would be required to be disclosed under Item 404 of Regulation S-K. In addition, our Code provides that an officer’s or a director’s conflict of interest with Callon may only be waived if the N&ESG Committee approves the waiver and the full Board ratifies the waiver.
We are not aware of any related party transactions that require disclosure under Item 404 of Regulation S-K; however, as previously disclosed, the debt-for-equity exchange transaction completed with Kimmeridge on November 5, 2021, constituted a related party transaction because Kimmeridge held approximately 11% of our issued and outstanding common stock at the time we entered into the Exchange Agreement. The transaction was negotiated on an arms-length basis, was reviewed and approved in advance by our independent Nominating and ESG Committee and our Board, and prior to closing of the transaction was approved by the Company's shareholders at a special meeting on November 3, 2021. Pursuant to the Exchange Agreement, Kimmeridge exchanged $197.0 million in aggregate principal amount of our 9.00% Senior Secured Second Lien Notes for
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5,512,623 shares of our common stock. The exchange terms were based on the optional redemption language in the notes indenture and the 10-day volume weighted average price of Callon common stock as of the day prior to execution of the Exchange Agreement. The Board believed that the transactions contemplated by the Exchange Agreement has strengthened the Company’s financial position by accelerating deleveraging initiatives and reducing cash interest expense by approximately $20 million per year. In addition, the transactions improved the standing of shareholders in the capital structure of the Company and enhanced Callon’s access to debt capital markets, providing the opportunity for reductions in the corporate cost of capital. Please see footnote 2 of the Beneficial Ownership of Securities table on page 68.
Shareholders’ Proposals and Director Nominations for the 2023 Annual Meeting
In order for a proposal to be considered for inclusion in the proxy statement for the 2023 Annual Meeting of Shareholders (the “2023 Annual Meeting”) pursuant to Rule 14a-8 of the Exchange Act, such proposal must be received by the Secretary of the Company at our principal executive offices no later than December 12, 2022 (assuming the date of the 2023 Annual Meeting has not been changed by more than 30 days from the date of this year’s Annual Meeting), and must otherwise be in compliance with the requirements of the SEC’s proxy rules. If the date of the 2023 Annual Meeting has been changed by more than 30 days from the date of this Annual Meeting, then the deadline is a reasonable time before we begin to print and send our proxy materials for the 2023 Annual Meeting.
For a shareholder proposal to be introduced for consideration at the 2023 Annual Meeting but not intended to be considered for inclusion in the Company's proxy statement and form of proxy relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), including shareholder nominations for candidates for election as directors, a shareholder must provide written notice of such proposal to Company not later than 120 days nor earlier than 150 days before the date of the 2023 Annual Meeting. Any such notice must describe the shareholder proposal in reasonable detail and otherwise comply with the requirements set forth in our bylaws. In addition to satisfying the notice, informational and other requirements contained in our bylaws, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the universal proxy rules set forth in Rule 14a-19 of the Exchange Act (once effective).
Nominating Process
In accordance with our certificate of incorporation, any shareholder may nominate a person for election to the Board upon delivery of written notice to us of such nomination. Such notice must be sent as provided in our certificate of incorporation on or before the deadline set forth in our certificate of incorporation, and must otherwise comply with the procedures set forth in our certificate of incorporation. For nominations, the Board will consider individuals identified by shareholders on the same basis as nominees identified from other sources. A submission recommending a nominee should include:
•    Sufficient biographical information to allow the N&ESG Committee to evaluate the qualifications of a potential nominee in light of the director nomination procedures and criteria and any other information that would be required to be disclosed in solicitations of proxies for the election of directors;
•    An indication as to whether the proposed nominee will meet the requirements for independence under NYSE and SEC guidelines;
•    A description of all direct and indirect compensation and other material monetary agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the nominating shareholder or beneficial owner and each proposed nominee;
•    A completed and signed questionnaire, representation, and agreement, pursuant to our bylaws, with respect to each nominee for election or re-election to the Board; and
•    The proposed nominee’s written consent to serve if nominated and elected.
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ANNUAL MEETING INFORMATION
Information Concerning Solicitation and Voting
We are providing you this Proxy Statement in connection with the solicitation of proxies by the Board to be voted at the Annual Meeting, which will be held on May 25, 2022 at 9:00 a.m. CDT in the Conversation Salon Room of Hotel ZaZa Memorial City, located at 9787 Katy Freeway in Houston, Texas. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.
The Board will primarily solicit proxies by mail, and we will bear all costs incurred in the solicitation of proxies, including the preparation, printing and mailing of these proxy materials. In addition to solicitation by mail, our directors, officers and employees may solicit proxies personally or by telephone, email, facsimile or other means, without additional compensation. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the common stock held by such persons, and we may reimburse those brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. In addition, to assist us with our solicitation efforts, we have retained the services of Innisfree M&A Incorporated for a fee of approximately $15,000, plus out-of-pocket expenses.
Information About Voting and the Annual Meeting
Who may vote
You may vote if you are the record holder of our common stock as of the close of business on the Record Date. On that date, 61,493,753 shares of our common stock were outstanding and are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter considered at this meeting. A list of shareholders entitled to vote at the Annual Meeting will be available at our office at 2000 West Sam Houston Parkway South, Suite 2000, Houston, TX 77042 during normal business hours for a period of ten days prior to the meeting and will also be available for inspection at the Annual Meeting.
Attending the Annual Meeting
If you meet the above criteria to vote at our Annual Meeting, you may attend the Annual Meeting. If you wish to attend the Annual Meeting in person, you must present valid, government-issued picture identification. If your shares are held in the name of a bank, broker or other nominee and you plan to attend the Annual Meeting, in order to be admitted you must present proof of your beneficial ownership of the common stock, such as a bank or brokerage account statement, or copy of your Voting Instruction Form or Notice, indicating that you owned shares of our common stock at the close of business on the Record Date.
For safety and security reasons, no cameras, recording equipment, cellular telephones, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting. No banners, signs, firearms or weapons will be allowed in the meeting room. We reserve the right to inspect all items entering the meeting room.
Proposals
Qualifying shareholders will vote on the following four proposals at the Annual Meeting:
1)The election of three Class I directors;
2)Advisory approval of our executive compensation;
3)The ratification of the appointment of Grant Thornton LLP; and
4)The approval of an amendment to our certificate of incorporation increasing the number of authorized shares of our common stock.
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Notice and access
The Company is furnishing proxy materials to its shareholders through the Internet as permitted under the rules of the SEC. Under these rules, the Company’s shareholders will receive a Notice Regarding the Availability of Proxy Materials instead of a paper copy of the Notice of 2022 Annual Meeting of Shareholders and Proxy Statement, our proxy card, and our Annual Report on Form 10-K, often referred to as “notice and access.” We believe this process gives us the opportunity to serve you more efficiently by making the proxy materials available quickly online and reducing costs associated with printing and distributing our proxy materials. This Notice includes instructions on how to access the proxy materials over the Internet or to request a paper copy of proxy materials, including a proxy card or voting instruction form. In addition and as described in the Notice, shareholders may request to receive future proxy materials in printed form by mail or electronically by email. A shareholder’s election to receive proxy materials by mail or email will remain in effect until terminated by the shareholder.
The Company's proxy materials were made available by the Board on the Internet on or about April 11, 2022 at https://www.viewproxy.com/CallonPetroleum/2022, which is the cookies-free website described in the Notice. Accordingly, we are sending the Notice to our shareholders of record and beneficial owners of our stock, and filing the Notice with the SEC, on or about April 11, 2022. Please note that the Notice identifies the proposals on which shareholders will vote at the meeting, but shareholders cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote via the Internet, by telephone or by requesting and returning a paper proxy card, or by submitting a ballot in person at the meeting.
In addition to the proxy materials being available for review at https://www.viewproxy.com/CallonPetroleum/2022, the site contains instructions on how to access the proxy materials on a website or to request free of charge printed materials, including a copy of our Annual Report on Form 10-K for the year ended December 31, 2021 as filed with the SEC. On an ongoing basis, shareholders may contact our Corporate Secretary at our principal offices in Houston, Texas to request proxy materials by mail or by email.
Casting your vote
There are three methods for registered shareholders to vote by proxy without attending the Annual Meeting:

1. By Internet
You can vote via the Internet by going to the website address provided on your Notice or proxy card. You will need to use the control and request ID appearing on your proxy card to vote via the Internet. You can use the Internet to transmit your voting instructions up until 11:59 p.m. CDT on May 24, 2022. If you vote via the Internet, you do NOT need to vote by telephone or return a proxy card. Internet voting is available 24 hours a day.

2. By Telephone
You can also vote by telephone by calling the toll-free telephone number provided on your proxy card. You will need to use the control and request ID appearing on your proxy card to vote by telephone. You may transmit your voting instructions from any touch-tone telephone up until 11:59 p.m. CDT on May 24, 2022. Voting by telephone is available 24 hours a day.

3. By Mail
If you received a printed copy of the proxy card, you can vote by marking, dating and signing it, and returning it in the reply envelope provided. Please promptly mail your proxy card to ensure that we receive it prior to the closing of the polls at the Annual Meeting.

If you receive more than one Notice and/or Proxy Statement then it means that your shares are likely registered in more than one account. Please provide voting instructions for all Notices, proxy and voting instruction cards you receive. If you send us a signed proxy card without marking your voting selections, your shares will be voted on each proposal as recommended by the Board, and in the discretion of the proxy holders as to any other matters that may properly come before the meeting or any postponement or adjournment of the meeting. The Board is not presently aware of any other proposals or any other business to be considered at the Annual Meeting.
Difference between a “holder of record” and a “street name” holder
If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank, trust or other nominee, then the broker, bank, trust or other nominee is considered to be the shareholder of record with respect to those shares. However, you are still considered to be the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot submit a proxy or vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares. You will receive instructions from your broker, bank or other nominee that you must follow in order for your broker, bank or other nominee to vote your shares per your instructions. Many brokerage firms and banks have a process for their beneficial
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ANNUAL MEETING INFORMATION
holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your broker, bank or other nominee, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided.
In the event you do not provide instructions on how to vote shares held in street name, your broker may have authority to vote your shares. Under the rules that govern brokers who are voting with respect to shares that are held in street name, brokers have the discretion to vote such shares on routine matters, but they are not permitted to vote (a “broker non-vote”) on non-routine or non-discretionary items absent instructions from the beneficial owner. With respect to the Annual Meeting, brokers are prohibited from exercising discretionary authority in the election of directors, the non-binding advisory proposal on executive compensation, and the Proposed Charter Amendment, but such brokers may exercise discretionary authority with respect to the ratification of the appointment of our independent registered public accounting firm. Your vote is especially important. Therefore, please promptly instruct your broker regarding how to vote your shares on these matters.
If you hold shares through a broker, bank or other nominee and wish to be able to vote in person at the meeting, you must obtain a legal proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot at the meeting. If you have questions about how to obtain a legal proxy, please call Innisfree M&A Incorporated toll-free at (888) 750-5834. Submitting your proxy by mail will not affect your right to vote in person if you decide to attend the Annual Meeting.
Revoking a proxy
You may revoke or change a previously delivered proxy at any time before the meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to our Corporate Secretary at our principal executive office in Houston, Texas before the beginning of the meeting. You may also revoke your proxy by attending the meeting and voting in person, although attendance at the meeting will not necessarily revoke a valid proxy that was previously delivered. If you hold shares through a broker, bank or other nominee, you must contact that nominee to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the meeting if you obtain a legal proxy as described above.
Recommendation of the Board
The Board unanimously recommends you vote “FOR” each of the proposals. A proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the proxy. If you properly complete and submit a proxy, but do not indicate any contrary voting instructions, your shares will be voted as follows:
•“FOR” the election of each of the nominees named in this Proxy Statement to the Board of Directors;
•“FOR” the approval, on an advisory basis, of our executive compensation;
•“FOR” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022; and
•“FOR” the approval of an amendment to our certificate of incorporation to increase the number of authorized shares of common stock.
Counting the vote
We have appointed Alliance Advisors to tabulate and certify the vote.
Quorum
A quorum is the number of shares that must be present to hold the meeting. The quorum requirement for the meeting is a majority of the outstanding shares as of the Record Date, present in person or represented by proxy. We will count your shares for purposes of determining if there is a quorum if either you are present and vote in person at the meeting or have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction card by mail. Abstentions and broker non-votes also count toward the quorum.
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Required Vote
Proposal 1 - Election of directors
The nominees for election as directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. However, because the number of director nominees equals the number of directors to be elected at this Annual Meeting, if any nominee for director receives a greater number of votes “withheld” than votes “for,” then such nominee is required to promptly tender his or her resignation for consideration by the N&ESG Committee. Such resignation will only be effective upon Board acceptance of such resignation after receiving the recommendation of the N&ESG Committee. Abstentions and broker non-votes will not be included in determining the number of votes cast in the election of directors and will not have any effect on the outcome. This voting standard is discussed further under “Proposal 1 - Election of Class I Directors.”
Proposal 2 - Advisory vote to approve NEO compensation
The advisory vote on our executive compensation is non-binding, so no specific vote is required. Abstentions will have the same effect as a vote against this proposal, and broker non-votes will not be counted as shares present and entitled to vote, and, accordingly, will not affect the outcome of the vote on this proposal. While the law requires this advisory vote, the vote will neither be binding on us or the Board, nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, us or the Board. However, the views of our shareholders are important to us, and our Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We urge you to read the section entitled “Compensation Discussion and Analysis,” which discusses in detail how our executive compensation program implements our compensation philosophy.
Proposal 3 - Ratification of the appointment of the independent registered public accounting firm
The advisory vote on the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2022 fiscal year is non-binding, so no specific vote is required. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will have the authority to vote your shares in its discretion on this proposal. An abstention will have the effect of a vote against this proposal. Because your vote is advisory, it will not be binding on the Board or the Company. However, the Board and the Audit Committee will consider the outcome of the vote in determining the selection of the Company’s independent registered public accounting firm.
Proposal 4 - Approval of an amendment to our certificate of incorporation in increase the number of authorized shares of common stock
Approval of this proposal requires the affirmative vote, either in person or by proxy, of the holders of a majority of the issued and outstanding shares of common stock. Abstentions, failing to vote, and “broker non-votes” will have the same effect as voting “AGAINST” the adoption of this proposal because the required vote is based on the number of shares outstanding rather than the number of votes cast.
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ANNUAL MEETING INFORMATION
Voting Results
We will announce the preliminary voting results at the Annual Meeting and will publish the final voting results in a Current Report on Form 8-K to be filed with the SEC within four business days of the meeting.
Householding Information
The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to those shareholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information shareholders receive and reduce expenses for companies. Both we and some of our intermediaries may be householding our proxy materials and annual report. Once you have received notice from your broker or another intermediary that they will be householding materials sent to your address, householding will continue until you are notified otherwise or until you revoke your consent. Should you wish to receive separate copies of our annual report and proxy statement in the future, we will promptly deliver a separate copy of each of these documents to you if you send a written request to us at our address appearing on the cover of this Proxy Statement, to the attention of the Corporate Secretary. If you hold your shares through an intermediary that is householding and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.
Financial Statements and Other Available Documents
Financial statements for our most recent fiscal year are contained in the 2021 Annual Report to Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC on February 24, 2022. Our Annual Report, our Annual Report on Form 10-K, Corporate Governance Guidelines, Code, and charters of Board committees may be accessed by shareholders on our website at www.callon.com or printed copies are available upon written request to Michol L. Ecklund, Corporate Secretary at our principal executive office in Houston, Texas.
Other Business
The Board is not aware of any matter to be acted upon at the Annual Meeting other than those described above. If other business properly comes before the Annual Meeting, the persons named on the proxy will vote the proxy in accordance with what they consider to be in the best interests of us and our shareholders. Please sign, date, and return your proxy promptly to avoid unnecessary expense. All shareholders are urged, regardless of the number of shares owned, to participate in the Annual Meeting by voting their shares.

By Order of the Board of Directors,

Joseph C. Gatto, Jr. President, Chief Executive Officer and Director	Houston, Texas April 11, 2022
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APPENDIX A

NON-GAAP RECONCILIATIONS
Adjusted EBITDA (in thousands):	2020	2021
Net income (loss)	$(2,533,621)	$365,151
Adjustments:
Loss on derivatives contracts	$27,773	$522,300
Gain (loss) on commodity derivative settlements, net	$95,856	$(423,306)
Non-cash expense related to share-based awards	$2,663	$12,923
Impairment of evaluated oil and gas properties	$2,547,241	$—
Merger, integration and transaction	$28,482	$14,289
Other expense	$14,625	$7,655
Income tax expense	$122,054	$180
Interest expense, net	$94,329	$102,012
Depreciation, depletion and amortization	$480,631	$356,556
(Gain) loss on extinguishment of debt	$(170,370)	$41,040
Adjusted EBITDA	$709,663	$998,800

Adjusted Free Cash Flow (in thousands):	2021
Net cash provided by operating activities	$974,143
Changes in working capital and other	$(53,312)
Change in accrued hedge settlements	$(28,208)
Cash interest expense, net	$91,888
Merger, integration and transaction	$14,289
Adjusted EBITDA	$998,800
Less: Operational capital expenditures (accrual)	$508,616
Less: Capitalized interest	$89,738
Less: Interest expense, net of capitalized amounts	$91,888
Less: Capitalized cash G&A	$34,386
Adjusted Free Cash Flow	$274,172

Total Corporate Cash Margin (in thousands, except per Boe data):	2021
Adjusted free cash flow	$274,172
Plus: Operational capital expenditures (accrual)	$508,616
Total Corporate Cash Margin	$782,788
Total production in barrels of oil equivalent	34,894
Total Corporate Cash Margin per Boe	$22.43
2022 PROXY STATEMENT      77

APPENDIX B
FORM OF CERTIFICATE OF AMENDMENT OF
CERTIFICATE OF INCORPORATION OF
CALLON PETROLEUM COMPANY
The undersigned, Michol L. Ecklund, Corporate Secretary of Callon Petroleum Company (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
FIRST: The name of the Corporation is Callon Petroleum Company.
SECOND: This Amendment (this “Amendment”) to the Certificate of Incorporation of the Corporation (the “Certificate”) was duly adopted in accordance with the provisions of Section 242 of the DGCL. The Board of Directors has duly adopted resolutions setting forth and declaring advisable this Amendment and the holders of a majority of the outstanding stock of the Corporation entitled to vote at the special meeting of the stockholders called and held upon notice in accordance with Section 222 of the DGCL for the purpose of voting on the Amendment have voted in favor of this Amendment.
THIRD: Upon the filing and effectiveness of this Amendment pursuant to the DGCL, the Certificate is hereby amended by amending and restating the first sentence of Article Four to be and read as follows:
The Corporation shall have authority to issue two classes of stock, and the total number authorized shall be 130,000,000 shares of Common Stock, par value $.01 per share, and 2,500,000 shares of Preferred Stock, par value $.01 per share.
IN WITNESS WHEREOF, the undersigned has executed this Amendment on behalf of the Corporation and has attested such execution and does verify and affirm, under penalty of perjury, that this Amendment is the act and deed of the Corporation and that the facts stated herein are true as of this [ ] day of [ ] 2022.

Callon Petroleum Company

By:
Michol L. Ecklund, Corporate Secretary

78      CALLON PETROLEUM

CALLON PETROLEUM COMPANY
ANNUAL MEETING OF SHAREHOLDERS
MAY 25, 2022 AT 9:00 A.M. CDT

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CALLON PETROLEUM COMPANY

The undersigned hereby appoints Michol L. Ecklund, as proxy with full power of substitution and re-substitution, to vote all shares of Common Stock of Callon Petroleum Company that the undersigned is entitled to vote at the Annual Meeting of Shareholders thereof to be held at the Conversation Salon Room of the Hotel ZaZa Memorial City, 9787 Katy Freeway, Houston, Texas on 77024 on May 25, 2022, or at any adjournment or postponement thereof, as follows:
ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL NOMINEES), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND "FOR" PROPOSAL 4, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned shareholder further hereby ratifies all that the said proxy may do by virtue hereof. If any nominee named on the reverse side is unable to serve or for good cause will not serve as a director, the person named as proxy shall have the authority to vote for any other person who may be nominated at the instruction and discretion of the Board of Directors or an authorized committee thereof.
The undersigned shareholder hereby revokes any other proxy heretofore executed by the undersigned for the Annual Meeting and acknowledges receipt of the Notice of the 2022 Annual Meeting of Shareholders and Proxy Statement dated April 11, 2022 and the Annual Report to Shareholders furnished in connection therewith.
You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in favor.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 25, 2022.

THE PROXY STATEMENT IS AVAILABLE AT:
HTTP://WWW.VIEWPROXY.COM/CALLONPETROLEUM/2022

									Please mark votes as in this example				☒
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2, 3, and 4.
1.	Election of Directors:						3	The ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
				FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
	01	Michael L. Finch		☐	☐	☐		☐	FOR	☐	AGAINST	☐	ABSTAIN
	02	Mary Shafer-Malicki				☐	4.	The approval of an amendment to the Company’s certificate of incorporation in the form attached to the accompanying Proxy Statement as Appendix B to increase the number of authorized shares of our common stock .
	03	Steven A. Webster				☐

2.	The approval, by non-binding advisory vote, of the compensation of our named executive officers.							☐	FOR	☐	AGAINST	☐	ABSTAIN
	☐	FOR ☐	AGAINST	☐	ABSTAIN

							MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING:						☐
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

DO NOT PRINT IN THIS AREA (Shareholder Name & Address Data)

Date

Signature

Signature (if held jointly)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐										CONTROL NUMBER

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

CONTROL NUMBER
SCAN TO VIEW MATERIALS & VOTE

PROXY VOTING INSTRUCTIONS
Please have your 11 digit control number ready when voting by Internet or Telephone.
If you vote by phone, fax or Internet, please DO NOT mail your proxy card.

INTERNET	TELEPHONE	MAIL
Vote Your Proxy on the Internet:	Vote Your Proxy by Phone:	Vote Your Proxy by Mail:
Go to www.AALVote.com/CPE	Call 1 (866) 804-9616
Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.